As filed with the Securities and
Exchange Commission on April 12, 2005                      Registration No. [__]
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------
                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                            -------------------------

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         COMMISSION FILE NO.: 333-116946

                              VERIDIUM CORPORATION
                         -----------------------------
             (Exact name of registrant as specified in its charter)


Delaware                                                              59-3764931
--------                                                              ----------
(State of other jurisdiction of                                    (IRS Employer
incorporation or organization)                               Identification No.)

1 JASPER STREET, PATERSON, NEW JERSEY                                     07522
-------------------------------------                                     -----
(Address of principal executive offices)                              (Zip Code)

                                 (973) 942-7700
               (Registrant's telephone number including area code)


                                   James Green
                      President and Chief Executive Officer
                              VERIDIUM CORPORATION
                                One Jasper Street
                           Paterson, New Jersey 07522
                                 (973) 942-7700
            (Name, address and telephone number of agent for service)
                          -----------------------------
                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                            Newark, New Jersey 07102
                                 (973) 622-4444
                          ----------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ---------------------
 Title of each class of                             Proposed maximum       Proposed maximum
    securities to be          Amount to be         offering price per     aggregate offering         Amount of
       registered            registered (1)             unit (2)               price (2)          registration fee
------------------------- ---------------------- ----------------------- ---------------------- ---------------------
Common Stock, par value
$0.001 per share                8,632,865                $0.09                 $776,958                 $91
------------------------- ---------------------- ----------------------- ---------------------- ---------------------

(1) Includes 3,175,000 shares of common stock issuable upon the exercise of warrants to purchase common stock and 5,457,865 shares of common stock issuable upon conversion of convertible debentures, which amount includes 1,132,284 shares of common stock securing the convertible debentures.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act"), based upon the average of the high and low bid price of the registrant's common stock as reported on the OTC Bulletin Board on March 30, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             PRELIMINARY PROSPECTUS
                              SUBJECT TO COMPLETION
                              DATED APRIL 12, 2005

                              VERIDIUM CORPORATION

                        8,632,865 Shares of Common Stock

     Certain selling stockholders named on page 26 wish to sell shares of our common stock, $0.001 par value, under this prospectus. Of the 8,632,865 shares of common stock included in this prospectus, 3,175,000 shares of common stock are issuable upon the exercise of warrants to purchase common stock and 5,457,865 shares of common stock are issuable upon the exercise of convertible debentures. In addition, 1,132,284 shares of our common stock included in this prospectus secure the convertible debentures. See "Selling Stockholders" and "Plan of Distribution." Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol VRDM. On March 30, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.09 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                  The date of this Prospectus is April 12, 2005

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the Selling Stockholders or any underwriter. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                TABLE OF CONTENTS
                                                                                                                 Page
Summary                                                                                                           3
Summary Consolidated Financial Data                                                                               5
Risk Factors                                                                                                      6
Special Cautionary Note Regarding Forward Looking Statements                                                      9
Use of Proceeds                                                                                                   9
Market for Common Equity and Related Stockholder Matters                                                         10
Business                                                                                                         11
Management's Discussion and Analysis of Financial Condition and Results of Operations                            14
Management                                                                                                       19
Executive Compensation                                                                                           20
Certain Relationships and Related Transactions                                                                   21
Security Ownership of Certain Beneficial Owners and Management                                                   22
Selling Stockholders                                                                                             23
Plan of Distribution                                                                                             24
Description of Securities                                                                                        25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure                             28
Legal Matters                                                                                                    28
Experts                                                                                                          28
Where You Can  Find Additional Information                                                                       28
Financial Statements                                                                                            F-1


                                     SUMMARY

     You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. In this prospectus, "we", "us", "our" and "the Company" refer to Veridium Corporation unless the context requires otherwise.

                              VERIDIUM CORPORATION

     We are an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of metal and chemical hazardous wastes. We conduct business throughout the northeastern region of the United States and our services include:

o Environmental Services - we provide transportation, distribution, recycling and disposal services specific to the materials and processes of our clients, for a wide range of industrial wastes.

o Recycling Services - we provide the service of recycling metal-bearing and chemical hazardous wastes, transported in bulk and in containers of all sizes, from which we extract metals that we then market for recovery.

o Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

     Our business is roughly 60 percent distribution, 30 percent recycling and 10 percent field services. By offering both distribution and recycling, we enable our customers to engage Veridium to manage their wastes in the most cost effective and environmentally friendly manner possible. Our environmentally friendly recycling processes produce no waste.

     We intend to build a fully integrated national hazardous waste recycling company. We plan to do this in several ways: organically, through the expansion of our existing services, acquisitively, through the accretive consolidation of strategic assets, and through the ongoing development and commercialization of profitable green technologies. Our ambition is to be viewed as the leading provider of value-added, environmentally conscious and cost-effective hazardous waste management services based on our green technologies.

     This prospectus has been prepared assuming that we will continue as a going concern. We incurred a loss of approximately $7.0 million for the year ended December 31, 2004, impairment charges of intangible assets of $3.5 million, an idle asset write off of $1.3 million, a deferred finance charge write off of $0.6 million, severance of $0.4 million, and a forfeited building purchase deposit of $0.1 million. The net loss for the year ended December 31, 2004, before above discussed items, was $1.1 million, or 8.3% of revenue, as compared to $1.5 million, or 11.8% of revenue in 2003. As of December 31, 2004 the Company had approximately $1.1 million in cash, and current liabilities exceeded current assets by approximately $2.2 million including about $2.0 million in liabilities that are convertible into equity. As a result, the Independent Registered Public Accounting Firms' Report on our financial statements includes a paragraph indicating doubt about our ability to continue as a going concern. We will attempt to improve our operations by better managing our costs, increasing our sales and continuing to integrate our acquired companies' operations.

RECENT DEVELOPMENTS

Laurus Financing

     On March 31, 2004, we closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Structured like a standard receivables-based line of credit, this facility carries interest at prime plus 5%, subject to a floor of 9%, and a term of three years. This debt may be converted into equity at a fixed conversion price equal to $0.43 per share. The proceeds of the Laurus Financing were used to complete Veridium's recapitalization process and to stimulate increased cash flows from operations. Specifically, these proceeds were used to (a) repurchase receivables sold under a factoring agreement ($0.5 million), (b) payment on the Subordinate Loan for $0.5 million, and (c) pay down the CCS debenture by $0.25 million. We issued Laurus seven-year detachable warrants to purchase shares of the Company's common stock as follows: 450,000 at 115% of the average market price for the ten days prior to closing ($0.48), 400,000 at 125% of the average market price for the ten days prior to closing ($0.52), and 250,000 at 135% of the average market price for the ten days prior to closing ($0.56). The proceeds of the Laurus Financing were used to repurchase outstanding accounts receivable subject to a factoring agreement (about $0.5 million), repayment of senior debt in the amount of $0.5 million, and the payment of junior debt of $0.25 million. 3,425,581 shares of common stock of this offering are issuable upon the conversion of $1.0 million in debt and 1,100,000 shares of common stock of this offering are issuable upon the exercise of warrants to purchase common stock that were issued to Laurus.

CCS Financing

     In May 2003, the Company issued $850,000 million in subordinate convertible debentures to three institutional investors (the "CCS Debenture"), bearing interest at 12% per year and are convertible into common stock of the Company at the rate of $0.60 per share. $0.25 million of the principal of the CCS Debentures were redeemed in connection with the Laurus Financing. The balance of the principal and all accrued interest, fees and penalties due on the CCS Debenture was satisfied in full on December 22, 2004, by Viridis Capital, L.L.C. ("Viridis"), an affiliate of the Company's chairman, Kevin Kreisler. We had previously issued the CCS investors 825,000 five-year detachable warrants to purchase shares of the Company's common stock at $0.60 and 250,000 five-year detachable warrants to purchase shares of the Company's common stock at $0.40 in connection with the CCS Debenture. The proceeds of the CCS Debenture were used to complete the acquisition of the Environmental Services Division of R.M. Jones & Co., Inc., in 2003 and for general working capital purposes during 2003. 1,075,000 shares of common stock of this offering are issuable upon the exercise of warrants to purchase common stock and are related to the CCS Debenture. In addition, 1,132,284 shares of common stock that are included in this prospectus secure the CCS Debenture.

GCS Financing

     On December 19, 2003, Veridium closed on the first installment of a loan with GCS Investments, LLC ("GCS") (the "Senior Loan"). The Senior Loan is structured as a term loan with a principal of $1.0 million that matures and renews annually, and bears interest at 10% per year. Payments are of interest only and are payable monthly. In November and December 2003, Veridium's various outstanding notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") (the "Subordinate Loan") were consolidated and adjusted in compliance with the provisions of such notes into the Subordinate Loan with a principal balance of $1,547,500. This loan bears interest at the rate of 12% per year, payable quarterly. This note is secured by the stock of two of Veridium's subsidiaries: JES-LLC and ESC, and is convertible into common stock of Veridium at 100% of market at the time of any such conversion. The Subordinate Loan was acquired by GCS in March 2004 in connection with the Laurus Financing. In December 2003, and in connection with the requirements of the Senior Loan, GCS' affiliates converted $1.184 million in debt into convertible preferred debentures of Veridium (the "GCS Debenture") (the Senior Loan, Subordinate Loan and the GCS Debenture are collectively referred to herein as the "GCS Financing"). We issued GCS a total of 1,000,000 warrants exercisable at $0.50 into shares of the Company's common stock. At December 31, 2004, the total amount due GCS under the GCS Financing was $3,731,565. 2,000,000 shares of common stock of this offering are issuable upon the conversion of a portion of the GCS Financing and 1,000,000 shares of common stock of this offering are issuable upon the exercise of warrants to purchase common stock that were issued to GCS.

GreenShift Financing

     On December 22, 2004, the Company closed on the sale of equity to Viridis in the aggregate amount of $1,035,124, relative to purchase and conversion of various loans and other amounts due, including $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures. Viridis assigned its rights on this transaction to GreenShift Corporation ("GreenShift"), another affiliate of Kevin Kreisler, contemporarily with closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B Preferred Stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B Stock for $4.00 per share.

     On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift. In consideration of $1,500,000, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C Preferred Stock for $4.00 per share.

     No shares of common stock held by GreenShift are included in this prospectus.


                                  THE OFFERING

Shares of common stock offered                   8,632,865

Use of Proceeds                                  We will  not be  receiving  any  proceeds  from  this  offering;
                                                 however we will receive  proceeds  upon the exercise of warrants by the selling  stockholders.  Certain selling  stockholders may wish to offer to sell  shares  of our  common  stock  that  they acquire  upon  exercise of  warrants  to purchase  shares of our common stock and  conversion of convertible  debentures.  In the event of default on the convertible debentures,  certain selling shareholders  may also sell shares of our common  stock that are securing payment of the convertible debentures.

OTC Bulletin Board Symbol                        VRDM


                                   OUR OFFICES

Our principal executive offices are located at One Jasper Street, Paterson, New Jersey 07522, and our telephone number is (973) 942-7700. Our Internet address is www.veridium.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary financial data is derived from the historical financial statements of Veridium Corporation. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus. We completed several acquisitions during 2003 which had a significant impact on our financial results

                                                          12/31/04         12/31/03
                                                        ----------------------------
Revenues ............................................   $ 13,195,167    $ 11,971,096
   Cost of revenues .................................     10,176,966       9,711,496
                                                        ------------    ------------
     Gross profit ...................................      3,018,201      2,259, 600

Operating expenses:

   Selling expenses .................................      1,090,616       1,215,213
   General and administrative expenses ..............      2,416,706       3,211,545
   Impairment of long-lived assets ..................      1,271,000       8,509,310
   Impairment of goodwill ...........................      2,254,000            --
   Write off of idle equipment ......................      1,273,528            --
   Severance - related party ........................        382,000            --
                                                        ------------    ------------
Total operating expenses ............................      8,687,850      12,936,068
                                                        ------------    ------------

Operating loss ......................................     (5,669,649)    (10,676,468)

Other income (expense):
   Amortization of deferred financing costs .........       (858,873)       (613,664)
   Write off of deposit .............................       (100,000)           --
   Miscellaneous income, net ........................        (80,546)           --
   Forgiveness of accrued interest ..................        408,207         368,884
   Gain on equipment disposal .......................          8,500          14,350
   Interest expense and amortization of debt discount       (745,349)     (1,418,803)
   Write off of idle equipment ......................           --        (1,890,000)
   Gain on extinguishment of debt ...................         82,316            --
                                                        ------------    ------------
     Total other expense, net .......................     (1,285,745)     (3,539,233)
                                                        ------------    ------------

Loss before provision for income taxes ..............     (6,955,394)    (14,215,701)


Provision for income taxes ..........................         15,688           4,339
                                                        ------------    ------------

Net loss ............................................   $ (6,971,082)   $(14,220,040)
                                                        ============    ============

Net loss per common share, basic and diluted ........   $      (0.26)   $      (0.93)
                                                        ============    ============

Weighted average shares of common stock
outstanding, basic and diluted ......................     26,231,883      15,270,329
                                                        ============    ============

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in the common stock offered hereby. This prospectus contains certain forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in the common stock offered hereby involves a high degree of risk and is suitable only for investors who are able to afford to lose their entire investment.

Our industrial waste management services subject us to potential environmental liability.

     Our business of rendering services in connection with management of waste, including certain types of hazardous waste, subjects us to risks of liability for damages. Such liability could involve, without limitation, claims for clean-up costs, personal injury or damage to the environment in cases in which we are held responsible for the release of hazardous materials; and claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations.

     We could also be deemed a responsible party for the cost of cleaning any property which may be contaminated by hazardous substances generated by us and disposed at such property or transported by us to a site selected by us, including properties we own or lease.

If we cannot maintain our government permits or cannot obtain any required permits, we may not be able to continue or expand our operations.

     Our business is subject to extensive, evolving, and increasingly stringent federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern our activities regarding the treatment, storage, recycling, disposal, and transportation of hazardous and non-hazardous waste. We must obtain and maintain permits, licenses and/or approvals to conduct these activities in compliance with such laws and regulations. Failure to obtain and maintain the required permits, licenses and/or approvals would have a material adverse effect on our operations and financial condition. If we are unable to maintain our currently held permits, licenses, and/or approvals or obtain any additional permits, licenses and/or approvals which may be required as we expand our operations, we may not be able to continue certain of our operations.

Changes in environmental regulations and enforcement policies could subject us to additional liability which could impair our ability to continue certain operations due to the regulated nature of our operations.

     Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

As our operations expand, we may be subject to increased litigation which could have a negative impact on our future financial results.

     Our operations are regulated by numerous laws regarding procedures for waste treatment, storage, recycling, transportation and disposal activities, all of which may provide the basis for litigation against us. In recent years, the waste treatment industry has experienced a significant increase in so-called "toxic-tort" litigation as those injured by contamination seek to recover for personal injuries or property damage. We believe that as our operations and activities expand, there will be a similar increase in the potential for litigation alleging that we are responsible for contamination or pollution caused by our normal operations, negligence or other misconduct, or for accidents which occur in the course of our business activities. Such litigation, if significant and not adequately insured against, could impair our ability to fund our operations. Protracted litigation would likely cause us to spend significant amounts of our time, effort and money. This could prevent our management from focusing on our operations and expansion.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

     Our business exposes us to various risks, including claims for causing damage to property and injuries to persons who may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other companies in the industry of our size. If we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would have a material adverse effect on our financial condition.

Our operations will suffer if we are unable to manage our rapid growth.

     We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could have a material adverse effect on our operations and financial condition.

If we are unable to protect our proprietary technologies, our growth could be limited.

     Our success is connected to our ability to maintain our proprietary technologies. The steps taken by us to protect our proprietary technologies may not be adequate to prevent misappropriation of these technologies by third parties. Misappropriation of our proprietary technology could have an adverse effect on our operations and financial condition. Changes to current environmental laws and regulations also could limit the use of our proprietary technology.

We may have difficulty integrating our recent acquisitions into our existing operations.

     Acquisitions will involve the integration of companies that have previously operated independently from us, with focuses on different geographical areas. We cannot assure that we will be able to fully integrate the operations of these companies without encountering difficulties or experiencing the loss of key employees or customers of such companies. In addition, we cannot assure that the benefits expected from such integration will be realized.

Key personnel are critical to our business and our future success depends on our ability to retain them.

     Our success depends on the contributions of our key management, environmental and engineering personnel. The loss of these officers could have a material adverse effect on our operations, revenues, prospects, and our ability to raise additional funds. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We cannot be certain that we will be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand of hazardous waste management services and the highly competitive nature of the hazardous waste management industry. We do not maintain key person insurance on any of our employees, officers or directors.

If environmental regulation or enforcement is relaxed, the demand for our services will decrease.

     The demand for our services is substantially dependent upon the public's concern with, the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous and non-hazardous waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have a material adverse effect on us.

Some of our existing stockholders can exert control over us and may not make decisions that further the best interests of all stockholders.

     Our officers, directors and principal stockholders (greater that 5% stockholders) together control approximately 15% of our outstanding common stock, 33% of our outstanding Series A preferred stock, 83% of our outstanding Series B preferred stock and 100% of Series C preferred stock. Series A preferred stock votes on an as converted basis as five shares of common stock and Series B and C preferred stock vote on an as converted basis as twenty-five shares of common stock. As a result, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

     Our common stock trades on the Over-The-Counter Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ National Market or the NASDAQ Small-Cap Market. Because our common stock does not trade on a stock exchange or on the NASDAQ National Market or the NASDAQ Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission (the "SEC"), including the Quarterly Reports on Form 10QSB to be filed by us in the fiscal year 2005.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders and we will not receive proceeds from the conversion of the convertible debentures. We will receive proceeds upon the exercise of any warrants by the selling stockholders. The principal reason for this offering is to allow for the resale of the shares of common stock underlying the convertible debentures and warrants to purchase shares of our common stock owned by the selling stockholders. The selling stockholders acquired such securities from us in a private placement of convertible debentures and warrants to purchase shares of our common stock.

     The proceeds of the Laurus Financing were used to (a) repurchase outstanding accounts receivable subject to a factoring agreement (about $0.5 million), (b) repayment of senior debt in the amount of $0.5 million, and (c) the payment of junior debt of $0.25 million. The proceeds of the CCS Debenture were used to (a) complete our acquisition of the Environmental Services Division of R.M. Jones & Co., Inc., in 2003 (about $0.5 million) and (b) for general working capital purposes during 2003 (about $0.35 million).

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Veridium's Common Stock trades on the over the counter bulletin board maintained by the NASD under the symbol "VRDM." The following table sets forth, for the periods indicated, the range of high and low closing bid prices for Veridium's Common Stock as adjusted for its merger completed during the period and as reported by the National Association of Securities Dealers composite feed or other qualified inter-dealer quotation medium and obtained from the National Quotation Bureau, LLC. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

------------------------------------------------------------------------------------------------------------
Period                                                    High                                   Low
------------------------------------------------------------------------------------------------------------
2004 First Quarter                                        0.47                                   0.33
2004 Second Quarter                                       0.46                                   0.19
2004 Third Quarter                                        0.30                                   0.12
2004 Fourth Quarter                                       0.16                                   0.05
2003 First Quarter                                        1.50                                   0.82
2003 Second Quarter                                       1.60                                   0.20
2003 Third Quarter                                        0.86                                   0.60
2003 Fourth Quarter                                       0.70                                   0.35
Title of Class                                Approximate Number of Holders of Record as of December 31, 2004
Common Stock, 0.001 par value                                              2,298

The number of holders does not give effect to beneficial ownership of shares held in the street name of stock brokerage houses or clearing agents and does not necessarily reflect the actual ownership of the shares.

Dividends

     We have no present intention of paying dividends in the foreseeable future. Our policy for the time being is to retain earnings and utilize the funds for operations and growth. The Board of Directors based on our earnings, financial condition, capital requirements and other existing conditions will determine future dividend policies.

Equity Compensation Plan Information

     The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of December 31, 2004:

--------------------------- -------------------------- -------------------------- ----------------------------------

                             Number of securities to       Weighted-average        Number of securities remaining
                             be issued upon exercise       exercise price of        available for issuance under
                             of outstanding options,     outstanding options,         equity compensation plans
                             warrants and rights (a)    warrants and rights (b)    (excluding securities reflected
                                                                                           in column (a))
-------------------------- -------------------------- -------------------------- ----------------------------------
Equity compensation plans
approved by security                9,700,427                    $0.47                        5,322,652
holders
--------------------------- -------------------------- -------------------------- ----------------------------------
Equity compensation plans
not approved by security               --                         --                             --
holders
--------------------------- -------------------------- -------------------------- ----------------------------------
Total                               9,700,427                     --                          5,322,652
--------------------------- -------------------------- -------------------------- ----------------------------------

                            BUSINESS

You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth in the "Risk Factors" section and elsewhere in this prospectus.

SUMMARY

Veridium Corporation ("we," "our," "us," "Veridium," or the "Company") is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of metal-bearing and chemical hazardous wastes. We conduct business throughout the northeastern region of the United States and our services include:

o Environmental Services - we provide transportation, distribution, recycling and disposal services specific to the materials and processes of our clients, for a wide range of industrial wastes.

o Recycling Services - we provide the service of recycling metal-bearing and chemical hazardous wastes, transported in bulk and in containers of all sizes, from which we extract metals that we then market for recovery.

o Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

Our business is roughly 60 percent distribution, 30 percent recycling and 10 percent field services. By offering both distribution and recycling, we enable our customers to engage Veridium to manage their wastes in the most cost effective and environmentally friendly manner possible. Our environmentally friendly recycling processes produce no waste.

COMPANY BACKGROUND

The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003 after completing the acquisition of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), and Metal Recovery Transportation, Corp., ("MRTC"). These acquisitions were completed to form a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic States.

We presently operate four service centers: our recycling facility in Paterson, New Jersey; our RCRA Part B permitted TSDF in Lowell, Massachusetts, our field service operation and administrative offices in Sandwich, Massachusetts; and our technical services center in Plainville, Connecticut.

Veridium operates through its subsidiary, Veridium Environmental Corporation ("VEC"). VEC, in turn, is the sole owner of (1) American Metals Recovery, Corp. ("AMRC"), our New Jersey recycling facility, (2) ESD, the sole owner of Jones Environmental Services (North East), Inc., our Massachusetts-based RCRA Part B Treatment, Storage and Disposal Facility ("TSDF"), (3) ESC, our field services company, and (4) MRTC, our transportation company. All commercial activity is conducted through these subsidiaries.

BUSINESS STRATEGY

We intend to build Veridium into a fully integrated environmental management company. We plan to do this through the expansion of our existing services through strategic acquisitions. Our ambition is to be viewed as the leading provider of value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient managing of wastes and use of green technologies. We expect to employ the following key tactics:

o Organic Growth. We intend to grow market share by maximizing our efficiency in the provision of environmental services, by aggressively competing for the transport and distribution of hazardous wastes, and by the targeting of wastes into our recycling operations. We plan to achieve this in our home demographic with our direct sales presence, and on a national scale by the formation of key strategic alliances with compatible companies that command appreciable national market share.

o Strategic Acquisitions. We plan to compliment our organic growth by acquiring qualified target companies, ultimately building a lean, national hub-and-spoke web of recycling facilities and distribution centers. We believe that we are well positioned to capitalize on the continuing consolidation activity in the industry to acquire service, distribution and processing assets with attractive rates of return.

o Green Technology Development. We intend to continue to develop and implement new green technologies to increase the depth of our recycling capabilities. This will be done in conjunction with our acquisition strategy.

MARKET OVERVIEW

For many years, most chemical wastes generated in the United States by industrial processes have been handled on-site at the generators' facilities. Over the past 30 years, increased public awareness of the harmful effects of unregulated disposal of hazardous wastes on the environment and health has led to federal, state and local regulation of waste management activities. The statutes regulating the management of chemical wastes include the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980. These statutes are primarily administered by the United States Environmental Protection Agency and often delegated to states.

Environmental laws and regulations impose stringent standards for the management of hazardous wastes and provide penalties for violators. In addition, based on these laws and regulations, generators and others are subject to continuing liability for past disposal and environmental degradation. As a result of (1) the increased liability exposure associated with chemical waste management activities, (2) a corresponding decrease in the availability of insurance and significant cost increases in administering compliance, and (3) the need for facility capital improvements, many generators of hazardous wastes have found it uneconomical to maintain their own treatment and disposal facilities or to develop and maintain the technical expertise necessary to assure regulatory compliance. Accordingly, many generators have sought to have their hazardous wastes managed by firms that possess or have access to the appropriate treatment and disposal facilities, as well as the expertise and financial resources necessary to attain and maintain compliance with applicable environmental regulatory requirements.

At the same time, governmental regulation has resulted in a reduction of the number of facilities available for hazardous waste treatment, storage or disposal, as many facilities have been unable to meet the strict standards imposed by the environmental laws and regulations. It is in this market that Veridium is growing, offering efficient environmental services and effective recycling as an alternative to disposal of hazardous wastes.

ENVIRONMENTAL LAWS

Veridium by its very nature and purpose is an environmental company. As such, it benefits from environmental laws and regulations under which its customers produce wastes, and is itself subject to many environmental requirements from local, state and federal agencies.

Veridium must obtain and maintain federal, state, and local approvals and permits for each of its facilities and transportation activities. Permits are required for air emissions, water discharges, storm water management, solid and hazardous waste management, spill prevention and control, and transport of wastes. These permits and approvals are complex and can be difficult to obtain, and are therefore considered to be assets.

These licenses and permits, without which Veridium could not operate, are subject to periodic renewal. Veridium anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements. At this time, Veridium is in substantial compliance with all requirements. Other than the unsettled cases described below, for which a reserve has been established, no known, material compliance issues exist.

OTHER CONTINGENCIES

Under Veridium's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $15,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate.

COMPETITION

The hazardous waste industry is best characterized today as being fragmented with a limited number of companies having a national presence. Service quality and type differs from region to region and thus pricing is subject to regional variance. While our principal competition takes the form of disposal in landfill or incineration in general, we compete for market share with a number of regional companies. There exist also a number of small regional companies that, compete with our recycling services.

CUSTOMERS

We provide the services of recycling and managing private and public sector hazardous and other industrial wastes. This takes the form of collection of wastes from the point of generation and shipment to appropriate third-party destinations (disposal and recycling facilities). We currently have more than five hundred active customers that generate many thousands of different industrial wastes. Our customers range from small companies that generate only a container a month to large industrial operations that generate hazardous wastes in bulk quantities on a weekly basis. Wastes of almost all classifications pass through our Lowell, Massachusetts TSDF. We specialize in the recycling and reuse of inorganic hazardous wastes at our Paterson, NJ recycling facility. Inorganic hazardous wastes account for roughly one-third the hazardous wastes generated nationally. We also market our recovered commodities, generally in the form of metallic concentrates, to primary and secondary metal manufacturers globally.

INTELLECTUAL PROPERTIES

Veridium holds US patents relative to our technologies. Our patented and proprietary technologies are engineered to chemically and physically transform inorganic industrial wastes into commodities that can be returned to commerce. Our patents cover many of the processes by which this recycling is accomplished. We have designed our recycling operations to administer our patented and proprietary technologies. We believe that our green, or environmentally friendly, technologies are integral to our future growth. Our patented and proprietary technologies are the sole property of Veridium Corporation. Veridium, Veridium Environmental, the "Veridium Logo" and the tagline "A Clear Vision for a Better Environment" are the registered trademarks of Veridium Corporation.

EMPLOYEES

Veridium currently has 56 full-time employees. In addition to its executive officers, Veridium employs sales personnel, staff engineers, process managers, maintenance managers, administrative personnel and general facility technicians. There is no union representation for any of our employees.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance. We caution prospective investors that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors" which could cause actual results to differ materially from those indicated by such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

OVERVIEW

Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of and chemical hazardous wastes. Our services include collection and transportation of industrial wastes, site remediation, and recycling of metal-bearing and chemical wastes. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient managing of wastes and use of green technologies.

Our efforts in 2004 were focused on securing financing to recapitalize our balance sheet and maximize profits from Veridium's various operating divisions. We secured financing to recapitalize our balance sheet and eliminate a large portion of our working capital deficit. We also made significant changes to our management staff at our recycling facility in 2004 which we believe will result in substantial improvements to our operating profit at this location in 2005. Management expects to increase sales at each of the Company's locations and anticipates growing overall revenues through acquisitions in FY2005. The accompanying financial statements do not contain any adjustments that may be required as a result of this.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: impairment testing, allowances for doubtful accounts and accruals for legal matters. Prior to the filing of this Annual Report on Form 10KSB, the Audit Committee of our Board of Directors reviewed these critical accounting policies and estimates and discussed them with our management.

On an annual basis Veridium retains the services of an independent contractor, Management Planning, Inc., to value its intangible assets including the value of the Patents and Goodwill. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value

We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectibility of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

As described more fully in Item 3, Legal Proceedings, above, we are subject to legal proceedings. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. Estimates of the costs associated with dispute settlement are adjusted as facts emerge. Actual expenses incurred in future periods can differ materially from accruals established.

We attempt to make good faith realistic estimates in providing allowances for assets and recording liabilities. Our experience has been that overestimates in one area can occur but are often offset by underestimates in other areas. While it is probable that unexpected events could materially affect the results of operations of a future period, we believe that our risk management protocols would prevent the occurrence of such an event from having a material impact on our financial condition.

YEAR ENDED DECEMBER 31, 2004 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

REVENUES

Total revenues were $13.2 million for the year ended December 31, 2004, corresponding to an increase of $1.2 million, or 10.2%, over 2003 revenues of $12.0 million. The increase in revenues realized during 2004 was due to the operating activities of the various companies acquired during 2003. This increase is due to a 12 month accounting for revenues in 2004 as compared to 8 months of revenues in 2003 for the companies acquired during 2003.

COST OF REVENUES

Cost of revenues for the year ended December 31, 2004 were $10.2 million, or 77.1% of revenue, as compared to $9.7 million, or 81.1% of revenue in 2003. The change in cost of revenues is primarily attributable to Veridium's continued focus on higher margin business as well as our continued efforts to streamline operations at our New Jersey facility. We believe that these costs will continue to decrease, as a percentage of revenue, in 2005 as we realize increased cost-efficiencies due to recent management changes in this operation.

SELLING, GENERAL AND ADIMISTRATIVE EXPENSES

Selling, general and administrative expenses for the year ended December 31, 2004 were $3.5 million or 26.6% of revenue, as compared to $4.4 million, or 37.0% of revenue in 2003. This decrease is primarily attributable to Veridium's continued efforts to streamline operations at all facilities. We expect that these costs will decrease as a percentage of revenue in future periods.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the year ended December 31, 2004 were $0.53 million, or 4.1% of revenue, as compared to $0.78 million, or 6.5% of revenue in 2003. The revaluation of Veridium's proprietary technologies and patents resulted in a decrease of amortization costs of $0.22 million or 1.7% of revenue in 2004.

INTEREST EXPENSE

Interest expenses for the year ended December 31, 2004 were $0.75 million, or 5.7% of revenue, as compared to $1.42 million, or 11.8% of revenue in 2003. The decrease is attributable to Veridium's various financings completed during 2004 and the elimination of Veridium's factoring facility with Prestige Capital Corporation. This facility was paid off entirely in March 2004 upon closing of the Laurus Financing.

LOSS ON IMPAIRMENT OF ASSETS - PATENTS

During 2004, Veridium identified indicators of possible impairment of long-lived assets. These indicators included the significant decrease in our market value during 2004, the history of our cash flow losses, and weak general industry conditions. We tested our assets for impairment by comparing our expected undiscounted cash flows to the carrying amount of its long-lived assets. Based on the results of this test, we determined that our long-lived assets were impaired. With the assistance of an independent valuation expert, we determined the fair value of the impaired long-lived assets using the market approach. As a result, impairment charges totaling $1.3 million were recorded in 2004 and consisted of the impairment of the value of the patents acquired in Veridium's 2003 acquisitions.

LOSS ON IMPAIRMENT OF ASSETS - EQUIPMENT

Due to market and economic factors, the Calciner equipment, which was to be used to process solids, included in construction in process at December 31, 2003 was written off in 2004. The project was never completed and a substantial investment would have been needed to move the project from pilot testing to operational status. In addition, market conditions have changed and alternate processors have been located to the point where the Calciner could not have been operated cost effectively.

LOSS ON IMPAIRMENT OF ASSETS - GOODWILL

During 2004, Veridium completed their annual impairment test for goodwill. Veridium performed an impairment test by comparing the fair value of the reporting unit with the carrying value of that unit. As a result of impairment test, Veridium determined that there was an impairment adjustment necessary for Veridium's goodwill which amounted to $2.2 million in 2004.

SEVERANCE

Severance expenses of $382,000 were incurred in 2004 for the retirement of Lawrence Kreisler and Kathi Kreisler, the Company's founders. This constituted a major management change at the Company's Recycling Facility in New Jersey.

FORGIVENESS OF ACCRUED INTEREST

Forgiveness of accrued interest was recorded in 2004 and 2003 for $408,207 and $368,884 respectively. This was related to the CCS Debenture and Jones purchase.

NET LOSS

Our total net loss for the year ended December 31, 2004, was $7.0 million, or 52.8% of revenue, as compared to $14.2 million, or 118% of revenue in 2003. Veridium realized impairment charges of intangible assets of $3.5 million, an idle asset write off of $1.3 million, a deferred finance charge write off of $0.6 million, severance of $0.4 million, and a forfeited building purchase deposit of $0.1 million. The net loss for the year ended December 31, 2004, before above discussed items, was $1.1 million, or 8.3% of revenue, as compared to $1.5 million, or 11.8% of revenue in 2003. We believe that our implementation of strong cost management practices during our consolidation process was successful in the elimination of redundancies. We expect that the extent of the net loss incurred during 2004 will not recur in future periods as we continue to increase sales and streamline our operations to fully realize the impact of our consolidation process.

LIQUIDITY AND CAPITAL RESOURCES

CASH

Our primary sources of liquidity are cash provided by operating, investing and financing activities, and cash availability under our various revolving credit facilities. For the year ended December 31, 2004, net cash provided by operating activities was approximately $30,000, and as of December 31, 2004, cash was about $1.1 million.

LIQUIDITY

Veridium's operating activities provided approximately $30,000 in cash flow in 2004 as compared to the use of $2.2 million in 2003. Cash provided from operating, investing and financing activities was used to fund operations, and refinance our various credit facilities.

Veridium's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt and capital leases and planned capital expenditures. Veridium's capital resources consist primarily of cash generated from operations and proceeds from issuance of debt and common stock. At December 31, 2004 Veridium had cash of about $1.1 million. This cash represents an increase of about $1.0 million from the cash available as of December 31, 2003. The increase was the result of net cash provided by operations of approximately $30,000 as well as net cash provided by financing activities of approximately $988,000.

CASH FLOWS FOR 2004

Operating activities in 2004 provided approximately $30,000 in cash flow. Non-cash expenses recorded for the year ended December 31, 2004 totaled $5.9 million and consisted primarily of $4.8 million in impairment charges, $0.5 million in depreciation and amortization, and about $0.6 million in interest expense.

Accounts receivable at December 31, 2004, net of allowance for doubtful accounts, totaled $2.4 million, an increase of $0.5 million from the December 31, 2003 balance of $1.9 million. Accounts payable at December 31, 2004 totaled $2.3 million, a decrease of $0.4 million from the December 31, 2003 balance of $2.7 million. Accrued expenses at December 31, 2004 totaled $1.2 million. This amount was unchanged from the December 31, 2003 balance of $1.2 million.

For the year ended December 31, 2004, we obtained net cash from financing of $3.9 million. We used these funds to complete our recapitalization process and to provide working capital for operations.

Veridium had a negative working capital position of $2.1 million as of December 31, 2004. This amount includes $1.7 million of the Laurus financing arrangement. This convertible debenture is currently in default due to the fact that the registration of the stock for the benefit of the Laurus Master Fund has not been completed. We are currently correcting this issue and believe that it will be cured in a timely manner

We completed a series of financings in 2004 (a) to refinance Veridium's various credit facilities, and (b) to strengthen our balance sheet. To achieve these objectives, Veridium utilized the cash proceeds from about $3.25 million of total financings consisting of $1.75 million from Laurus Master Fund and $1.5 million from GreenShift Corporation. The principal terms of each of these financings are described in detail in Item 7, Note 7, Financing Arrangements and
Item 7, Note 14, Shareholders Equity, below.

The following is a summary of the Company's significant contractual cash obligations for the periods indicated that existed as of December 31, 2004 and is more fully disclosed in the Notes to the Consolidated Financial Statements (see Notes 8 and 10 to the Notes to the Consolidated Financial Statements) (amounts in thousands of dollars).

                                                             Years Ended December 31,
                                       2005 (2)         2006         2007         2008            2009        Total
                                   ---------------------------------------------------------------------------------
Long and short term debt and capital
   lease obligations (1) .............   $2,339,636   $  271,697   $1,082,974   $2,773,460   $   77,782  $6,545,549
Operating leases (1) .................      252,000      242,400      242,400      242,400        6,300     985,500
                                         ----------   ----------   ----------   ----------   ----------  ----------
Total contractual cash obligations (1)   $2,591,636   $ 514,097    $1,325,374   $3,015,860   $   84,082  $7,531,049

GOING CONCERN

Veridium incurred a loss of approximately $6.9 million during the year ended December 31, 2004, which included impairment and write-off charges of approximately $4.8 million. Veridium's loss before impairment charges and other non-cash items was approximately $2.0 million during the year ended December 31, 2004. Also, as of December 31, 2004, Veridium had its current liabilities exceeding current assets by approximately $2.2 million. These matters These matters caused the company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about Veridium's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. However, there can be no assurances that Veridium will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

STOCKHOLDER MATTERS

Stockholders' equity was $1.1 million at December 31, 2004, or $0.03 per weighted average share outstanding, as compared to $4.5 million at December 31, 2003, or $0.30 per weighted average share outstanding. Stockholders' equity decreased in 2004 primarily due to our loss for the year of $7.1 million, which was partially offset by our financing activities.

OFF BALANCE SHEET ARRANGEMENTS

Viridis Capital, LLC, an affiliate of Kevin Kreisler, Chairman of the Board, purchased a $75,000 debt payable to Lakeland Bank and assigned this to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The revised SFAS No. 123 may have a material effect on the Company's results of operations but not on the Company's financial position.

                                   MANAGEMENT

Name                      Age      Position
-------------------------------------------------------------------------------
Kevin Kreisler               32  Chairman of the Board of Directors
James Green                  51  Director, President and Chief Executive Officer
Richard Krablin              60  Secretary and Chief Compliance Officer
Michael Desrosiers           41  Chief Financial Officer
James Hanrahan               48  Director
Stephen Lewen                53  Director

Kevin Kreisler, Chairman of the Board of Veridium, served as Chief Executive Officer from 2002 to January 2005, president from February 2000 to the 2003, vice president from January 1998 to February 2000 and has been a director from July 1998 to the present. Mr. Kreisler has worked for Veridium in various capacities since 1989. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering, 1994), Rutgers University Graduate School of Management (M.B.A., 1995), and Rutgers University School of Law (J.D., 1997). Mr. Kreisler is admitted to practice law in New Jersey and the United States District Court for the District of New Jersey. His current term as a director expires in 2006.

James Green, Veridium's President and Chief Executive Officer, was recently the vice president and an owner of the former environmental services division of R.M. Jones & Co., Inc. ("Jones"). Mr. Green was formerly employed as the Chief Operations Officer for Heritage Environmental Services, and as Vice President for Laidlaw, Inc., where he was responsible for what is now the chemical services division of Clean Harbors, with 24 operations in North America, over 1500 employees and $200 million in revenue. He has also served as president of North East Solvents, where he grew a $40 million company from sales of $4 million within four years before being acquired by Laidlaw, Inc. Mr. Green holds undergraduate and advanced degrees in biochemistry and medicinal chemistry and has participated in executive MBA programs. His current term as a director expires in 2006.

Dr. Richard Krablin, Veridium's Secretary and Chief Compliance Officer, most recently in his career served as Senior Vice President of Environment, Health and Safety for Horsehead Industries, Inc., the premier zinc recycler in the country. Prior to joining Horsehead, Dr. Krablin had a multi-tasked career with Atlantic Richfield Company (ARCO) where he directed the worldwide environmental affairs of the mining and mineral processing subsidiary and managed the legacies and Superfund sites of the former Anaconda Company. Dr. Krablin started his industry career with the Anaconda Company in Montana. Dr. Krablin has a Ph.D. and M.S. in physics from Drexel University in Philadelphia and a B.S. in physics from Lafayette College, and is a graduate of the Stanford Executive Program for business leaders. His current term as a director expires in 2005.

Michael Desrosiers, Veridium's Chief Financial Officer, most recently in his career served as the Director of Finance at Mayborn USA, Inc. an international distributor of baby-feeding products. Prior to joining Mayborn, Mr. Desrosiers held the CFO position at Sterngold Dental, LLC and various senior level financial positions within the precious metals division of the Cookson America Group of companies for over 15 years. Mr. Desrosiers has a Masters degree and a B.S. in accounting from Bryant College in Smithfield, Rhode Island.

James Hanrahan has over 20 years of diversified business experience, beginning at UOP Process Division (Allied Signal-Honeywell) where he held positions in process development, technical service and marketing. UOP is a world leader in the development and licensing of oil refining technology. For the next two years, Mr. Hanrahan was Commercial Development Manager at W.R. Grace, a specialty chemicals conglomerate, where he focused on the commercialization of new water treatment and membrane technologies. Mr. Hanrahan next worked for Horsehead Resource Development ("HRD"), a world leader in specialty inorganic hazardous waste recycling primarily servicing the U.S. steel industry. Mr. Hanrahan joined HRD in 1990 in its late IPO stages as Manager of Business Development and then became, in sequence, Director of Finance, Vice President of Finance, then Senior Vice President and Division Head of HRD. Mr. Hanrahan is currently Senior Vice President and Chief Financial Officer of CDI Engineering Solutions, Inc., a subsidiary of CDI Corporation, a global provider of engineering and information technology project delivery and specialty staffing services with approximately $1.2 billion in revenue. Mr. Hanrahan received a M.B.A from the University of Chicago and a B.S. in Chemical Engineering from Cornell University. Mr. Hanrahan is the Chairman of Veridium's Audit Committee to the Board of Directors. His current term as a director expires in 2005.

Dr. Stephen Lewen, the Chairman of Veridium's Executive Compensation Committee to the Board of Directors, is a physician and owner of prominent ophthalmology practice in New York. Dr. Lewen has held a critical role in the development of Veridium's business model commencing with Veridium's predecessor's early stage research and development. Dr. Lewen is a graduate of Cornell University, Columbia University and Chicago Medical School. His current term as a director expires in 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such forms received by the Company, the Company believes that during the year ended December 31, 2004, all filing requirements applicable to all officers, directors, and greater than 10% beneficial stockholders were complied with.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The board of directors, in its discretion, has the power on behalf of our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was one of our employees.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

The following table sets forth compensation information for Veridium's executive officers during the years indicated as relevant. As of December 31, 2004, no executive officer held shares of exercisable options for Veridium's Common Stock.

                                           Annual Compensation                   Long-term Compensation
 Name and Principal Position        ---------------------------------------------------------------------------------
                                    Year    Salary      Bonus      Other        Securities Underlying         All Other
                                                                                Options Granted (shares)       Compensation
---------------------------------------------------------------------------------------------------------------------
Kevin Kreisler                      2004  $ 129,807    $    --    $    --                        --       $      --
Chairman                            2003     78,550         --         --                        --              --
                                    2002      7,211         --         --                    87,601              --

James Green                         2004    146,537         --         --                        --              --
President & Chief Executive Officer 2003     82,952         --         --                        --              --
                                    2002         --         --         --                        --              --

Richard Krablin                     2004    154,419         --         --                        --              --
Chief Compliance Officer            2003     34,569         --         --                        --              --
                                    2002         --         --         --                        --              --

Option Grants in Last Fiscal Year to Named Executive Officers. The named executive officers of Veridium do not hold any option to purchase shares of Veridium's common stock.

EMPLOYMENT AGREEMENTS

Veridium is party to certain  employment  agreements  with its  Chairman,  Chief
Executive Officer and Chief Compliance Officer. Each agreement calls for an annual base salary, reimbursement of business expenses, use of a Company automobile, periodic bonuses, and participation in any employee benefits provided to all employees of Veridium. 2003 Annual salary for James Green represents 8 months compensation. 2003 Annual salary for Richard Krablin includes 7 months salary as well as a salary reduction which was replaced in 2004.

COMPENSATION OF DIRECTORS

According to Veridium's 2003 Stock Option/Stock Issuance Plan, approved by stockholders at the 2003 Annual Meeting, each director who is not an employee of Veridium receives, at the discretion of the Board of Directors, an annual fee of $20,000, paid quarterly in the form of a five-year, non-qualified stock option to purchase that number of shares of Veridium's Common Stock as determined by dividing such quarterly compensation by the trailing ninety-day average market price for Veridium's Common Stock. Non-employee Board Members that participate on the executive compensation committee to the Board of Directors receive an additional fee of $5,000 per year, paid on the same basis; participants on the audit committee to the Board of Directors receive an additional fee of $10,000 per year, paid on the same basis. Directors are reimbursed for expenses incurred in connection with service on the Board. Total fees paid on the above-described basis to outside directors in 2004 were as follows: Mr. Hanrahan, $30,000, and Mr. Lewen, $20,000.

STOCK OPTION AND ISSUANCE PLANS

In September 2003, the Company's shareholders approved the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. An aggregate of 5,322,652 shares of Common Stock are reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2004 and 2003, and in connection with the Company's various acquisitions and the requirements of financings, the Company was party to the following significant related party transactions:

CERTAIN INVESTMENTS RECEIVED DURING 2004

On  December  22,  2004,  the  Company  closed on the sale of equity to  Viridis
Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift Corporation ("GreenShift"), another affiliate of Kevin Kreisler, the Company's Chairman, relative to purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $104,491, (c) short term borrowings of $75,000, and (d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements) Viridis assigned its rights on this transaction to GreenShift, another affiliate of Kevin Kreisler, contemporarily with the closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B Preferred Stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B Preferred Stock for $4.00 per share. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the relevant Certificate of Designations.

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift, an affiliate of Kevin Kreisler. In consideration of $1,500,000 less $200,000 in costs associated with the transaction, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C Preferred Stock for $4.00 per share. The Series C Preferred Stock acquired by GreenShift may not be converted into common stock until December 31, 2006, in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designations of the Series C Preferred Stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of the Company's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of the Company's common stock. Also, as a result of this transaction, 175,000 of common stock subscription was created and still outstanding at December 31, 2004. The entire cash amount of $175,000 was received on February 28, 2005 (see Note 12, Stockholders Equity).

TRANSACTIONS RELATING TO THE CLOSING OF THE SENIOR LOAN IN DECEMBER 2003

In November 2003, and in connection with a required management contribution of the Senior Loan, Kevin Kreisler purchased 416,667 shares of restricted common stock in the Company for $133,333, and Lawrence Kreisler purchased 208,333 shares of restricted common stock in the Company for $66,667.

During 2003, the Company completed its acquisition of MRTC from Lawrence Kreisler, a former employee and officer of the Company, for debt totaling approximately $370,000 (the "MRTC Debt"), plus the assumption of MRTC's various liabilities totaling $410,977. On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Lawrence Kreisler, former Vice Chairman converted the assumed MRTC liabilities of $410,977 into 1,400,000 shares of common stock in the Company. Simultaneously on December 16, 2003, Kevin Kreisler purchased the MRTC Debt of $370,000 from Lawrence Kreisler and converted it into 1,409,524 shares of common stock of the Company.

On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Kevin Kreisler also at this time converted all outstanding officer loans and deferred salaries from the current fiscal year, the Company's price-protection obligations in relation to deferred salaries and officer loans from prior periods previously paid with equity but for which additional equity was due, and other amounts due under the terms of Kevin
Kreisler's employment agreement into 3,131,222 shares of common stock in the Company. Additionally, Kevin Kreisler purchased other liabilities of the Company totaling $160,000 and converted these liabilities into 609,524 shares of common stock in the Company.

On December 16, 2003, and as a condition of the Company's closing of the Senior Loan, James Green, President and CEO converted the Company's outstanding redemption and price-protection obligations relating to its May 2, 2003, acquisition of ESC into 3.3 million shares of common stock in the Company. Future redemptions are to be made on the basis of the market price of the Company's common stock at the time of any such redemption. All other terms and conditions of the ESC acquisition agreement remain in effect. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's President, James Green retired 92,500 shares of common stock.

CONVERSION AND LOCK-UP OF CERTAIN AFFILIATE HOLDINGS RELATING TO THE CLOSING OF THE SENIOR LOAN IN DECEMBER 2003

In December 2003, Kevin Kreisler, James Green, Richard Krablin, Stephen Lewen, James Hanrahan, a former board member, and immediate family members of Kevin Kreisler converted 12,550,000 shares of Common Stock into 945,992 shares of Series B Preferred Stock in connection with the closing of the Senior Loan. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement. The shares of Common Stock that were converted into Series B Preferred Stock were contemporaneously recorded on the Company's books and records as cancelled.

ACQUISITION OF TECHNOLOGIES

In November 1997, the Company, upon ratification by its shareholders, executed its License Agreement with Lawrence Kreisler. Pursuant to this agreement, Lawrence Kreisler had granted the Company an exclusive license to his patent rights and the technologies upon which the Company was founded. Lawrence Kreisler was to receive royalty-fees under the License Agreement that were based on a per gallon rate which differed according to the type and quantity of material processed. This License Agreement carried a minimum 15-year term with an evergreen renewal provision. During 2003, the Company completed its 2001 agreement to buy-out the 1997 License Agreement and acquire the underlying patents for a total of $12.15 million. The purchase price was based on an independent valuation of the technologies and a discount to the royalties payable. The final payment of the buy-out was made in 2003 in the form of 6,601,373 shares of common stock and 1,881,366 shares Series A Preferred Stock that were issued to Lawrence Kreisler and his assigns.

OTHER RELATED PARTY TRANSACTIONS

During 2004 and 2003, the Company utilized the services of Candent Corporation for development and administration of its various management information systems. Candent is majority-owned by Kevin Kreisler's spouse. Such services approximated $87,000 and $150,000 for 2004 and 2003, respectively.

During 2003, the Company borrowed $251,000 from officers for general working capital purposes which amounts were repaid during 2003 in cash.

During the second quarter of 2003, the Company issued 750,000 shares of restricted common stock with an approximate fair value of $675,000 to a former director for services related to the Company's 2003 business acquisitions.

During 2003, the Company borrowed $517,500 from an immediate family member of Kevin Kreisler at an interest rate of 2% per year and an initial stated term of 5 years. This debt was converted in 2003 into 647,500 shares of common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the "beneficial ownership" of Veridium's Common Stock as of December 31, 2004 by each of Veridium's directors and executive officers, all current directors and executive officers as a group, and persons or groups owning more than 5% of the outstanding Common Stock. This information is based upon information received from or on behalf of the named individuals. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage ownership is based on 33,849,132 shares of Common Stock, 1,881,366 shares of Series A Preferred Stock, 1,761,218 shares of Series B Preferred Stock, and 750,000 shares of Series C Preferred Stock issued and outstanding as of December 31, 2004.

Name and Address of Beneficial Owner         Amount and Nature of Beneficial Ownership  Percent and Class of Stock
-------------------------------------------------------------------------------------------------------------------
Kevin Kreisler (1)                                                           4,505,738          13.43% Common Stock
                                                                               627,122    33.00% Series A Preferred
                                                                               966,968    54.90% Series B Preferred
                                                                               750,000   100% of Series C Preferred

James Green                                                                    450,000           1.34% Common Stock
                                                                               380,000    21.57% Series B Preferred

Richard Krablin                                                                150,000           0.45% Common Stock
                                                                               115,000     6.53% Series B Preferred

James Hanrahan (2)                                                              75,000           0.22% Common Stock
                                                                                11,250    0.003% Series B Preferred

Stephen Lewen (2)                                                               30,875     0.01% Series B Preferred

Current executive officers and directors as a group (5 persons) (2)          5,180,738          15.44% Common Stock
                                                                               627,100    33.00% Series A Preferred
                                                                             1,504,093    83.01% Series B Preferred
                                                                               750,000      100% Series C Preferred

1. All shares are held directly by GreenShift Corporation, an affiliate of Kevin Kreisler that is majority controlled by Kevin Kreisler.

2. Includes the following number of shares of Common Stock which may be acquired under stock options which are exercisable within 60 days of December 31, 2004: Mr. Hanrahan (42,857 shares) and Mr. Lewen (28,571 shares).

                              SELLING STOCKHOLDERS

     In connection with a March 2004 private placement, the Laurus Fund purchased convertible debentures and warrants to purchase shares of common stock. In prior placements during May 2003 and July 2003, Castlerigg Master Investments, Ltd., Cedar Crescent Holdings, Ltd., Stranco Investments, Ltd., and Vestcom, Ltd. (collectively, the "CCS Investors"), purchased convertible debentures and warrants to purchase shares of common stock. Assuming no amount is paid under the convertible debentures, upon conversion of the convertible debentures and the exercise of the warrants, the selling stockholders would own an aggregate of 8,632,865 shares of common stock. Such shares of common stock may be offered and sold pursuant to this prospectus by the selling stockholders. In addition, Viridis Capital, L.L.C., pledged 1,132,284 shares of common stock that it owns to secure payment of the debentures owned by the CCS Investors.

     We intend to use the proceeds of the sale of the convertible debentures and warrants to repay indebtedness. We will not receive any of the proceeds resulting from the sale of the shares of common stock held by the selling stockholders, although we will receive the proceeds from the exercise of any of the warrants.

     In connection with the private placement, we agreed to file a registration statement with the Securities and Exchange Commission covering all of the shares of common stock underlying the debentures and warrants sold in the private placement. If this registration statement is not effective by August 24, 2004, under the terns of certain registration rights agreements with both Laurus Fund and the CCS Investors, respectively, we must pay a penalty to CMI and CCH. The following table sets forth certain information regarding the sale of the selling stockholders of the shares of common stock offered pursuant to this Prospectus.

Selling Stockholder                   Beneficial Ownership of   Shares to be Sold in the   Shares Beneficially Owned
                                       Shares of Common Stock               Offering (2)      After the Offering (2)
                                            Prior to Sale (1)
---------------------------------------------------------------------------------------------------------------------
Laurus Master Fund, Ltd. (4)                      3,425,581                   3,425,581                          --
GCS Investments, L.L.C.                           3,000,000                   3,000,000                          --
Castlerigg Master Investments, Ltd. (3)           1,217,520                   1,217,520                          --
Cedar Crescent Holdings, Ltd. (3)                   608,760                     608,760                          --
Stranco Investments, Ltd. (3)                       243,504                     243,504                          --
Vestcom, Ltd. (3)                                   137,500                     137,500                          --

(1) Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by him. In this instance, the selling stockholders each own warrants with respect to which they are deemed to be the beneficial owner of the shares of common stock issuable upon the exercise of such warrants.

(2) Assumes all of the shares of common stock offered hereby are sold by the selling stockholders.

(3) The amounts for these investors collectively include 1,132,284 shares of common stock pledged by Viridis Capital, LLC, which secure payment of the CCS Investors' convertible debenture.

(4) Laurus Capital Management, LLC is the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd., a "Selling Shareholder." David Grin and Eugene Grin are the natural persons who exercise voting power over Laurus Capital Management, LLC.

         The selling stockholders have not had a material relationship with us within the past three years other than as a result of the purchase of our securities. None of the selling stockholders are broker dealers or affiliated with broker dealers.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock currently trades on the Nasdaq OTC Bulletin Board. Any sales by the selling stockholders may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in any of their warrants or common stock issuable upon conversion of their warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares underlying the warrants from time to time under this prospectus.

     The selling stockholders also may transfer their warrants or shares of common stock issuable upon conversion of their warrants in other circumstances, in which case the pledges, donees, transferees, assignees or other successors-in-interest will be a "selling stockholder" for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     The selling stockholders may transfer their common stock to third parties. In such event, any such transferees will be named in a supplement to this prospectus if they are able to dispose of such shares.

     We will not receive any proceeds from sales of any shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants by the selling stockholders.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 55,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2004 there are outstanding 33,549,132 shares of common stock owned by approximately 2,298 holders of record and 4,392,584 shares of preferred stock owned by approximately nine holders of record. There are also outstanding warrants and options to purchase 9,700,427 shares of our common stock. In addition, there are outstanding convertible debentures that are convertible into 5,457,865 shares of our common stock

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders, and such voting rights shall not be cumulative. Each share of common stock issued and outstanding shall be identical in all respects with each other share, and no dividends shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of preferred stock and except as may be provided by the laws of the state of Delaware, the common stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available thereof, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of affairs of the Company or otherwise, the right to receive ratably and equally, together with the holders of the preferred stock, all assets and funds of the Company remaining after the payment to the holders of the preferred stock of the specific amounts, if any, which they are entitled to receive upon such liquidation, dissolution or winding-up of affairs of the Company.

     All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

     Our Board of Directors has the authority, within the limitations set forth in our Certificate of Incorporation, to issue from time to time one or more series of preferred stock. The description of shares of each series of preferred stock, including any designations, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, shall be as set forth in resolutions adopted by the Board of Directors.

SERIES A PREFERRED STOCK

     Each share of Series A preferred stock may be converted by the holder into one share of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series A preferred stock has the equivalent voting power of five shares of the Company's common stock. Each share of Series A preferred stock entitles its holder to receive cumulative annual cash or stock dividend of equivalent value to any dividends paid on the Company's common stock at the same one to five rate. Each share of Series A preferred stock may not be converted into common stock until September 2005 in the absence of a change of control or other merger or acquisition event.

SERIES B PREFERRED STOCK

     Each share of Series B preferred stock may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B preferred stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B preferred stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement. Each share of Series B preferred stock may not be converted into common stock until December 2005 in the absence of a change of control or other merger or acquisition event.

SERIES C PREFERRED STOCK

     The Series C Preferred Stock acquired by GreenShift (see above) in December 2004 may not be converted into common stock for two years in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designation of the Series C Preferred Stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of all Veridium's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of Veridium's common stock.

WARRANTS

     As of December 31, 2004, we have outstanding warrants to purchase 9,700,427 shares of our common stock. We issued these warrants in connection with services and private placements from 1996 to 2004.

CONVERTIBLE DEBENTURES

     As of December 31, 2004, we have outstanding convertible debentures that are convertible into 5,457,865 shares of our common stock. We issued these debentures in connection with private placements that closed in March 2004, July 2003 and May 2003.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

REPORTS TO STOCKHOLDERS

     We have and will continue to comply with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 33,849,132 shares of common stock outstanding. Of the 33,849,132 shares of common stock outstanding up to 5,429,228 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     All of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144.

RULE 144

     Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or person whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: 1% of our then outstanding shares of Common Stock; or, the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

     A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

MARKET FOR COMMON STOCK

     Shares of our common stock are listed on the Over-the-Counter Bulletin Board under the symbol VRDM.

CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

         Section 203 does not apply if:

     o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which
          employee   participants   do  not   have  the   right   to   determine
          confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. Section 203 defines "business combination" to include:

     o    any  merger  or  consolidation   involving  the  corporation  and  the
          interested stockholder.

     o    any sale, lease, transfer,  pledge or other disposition of 10% or more
          of  the  assets  of  the   corporation   to  or  with  the  interested
          stockholder;

     o    subject to limited  exceptions,  any transaction  which results in the
          issuance  or  transfer  by  the   corporation  of  any  stock  of  the
          corporation to the interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with or controlling or controlled by such entity.

                                  LEGAL MATTERS

McCarter & English, LLP, will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by WithumSmith + Brown, P.C., independent registered public accountants, as stated in their report dated February 17, 2005, which includes an explanatory paragraph relating to our ability to continue as a going concern. Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to by these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of these securities.

   FINANCIAL STATEMENTS


              Audited Financial Statements of Veridium Corporation

                                                                                                                   PAGE NO

                                                     Financial Statements

Report of Independent Registered Public Accounting Firm ...............................................................F-2

Consolidated Balance Sheets ...........................................................................................F-3

Consolidated Statements of Operations .................................................................................F-4

Consolidated Statements of Stockholders' Equity ...................................................................F-5-F-6

Consolidated Statements of Cash Flows .................................................................................F-7

Notes to Consolidated Financial Statements ............................................................................F-8

                                                Historical Financial Statements

A.   Audited Financial Statements - Environmental Services Business Unit of R.M. .....................................F-31
     Jones and Company, Inc. Financial Statements of Business Acquired:
         Report of Independent Auditors
         Statements of Assets Acquired and Liabilities Assumed as of December
         31, 2002 and 2001 Statements of Related Revenues and Expenses for the
         years ended December 31, 2002 and 2001 Notes to Financial Statements
         for the years ended December 31, 2002 and 2001

B.   Audited Financial Statements - Enviro-Safe Corporation: Financial
     Statements of Business Acquired
         Report of Independent Auditors
         Balance Sheet at December 31, 2002 and 2001
         Statements of Operations for the years ended December 31, 2002 and 2001
         Statements of Cash Flows for the year ended December 31, 2002 and 2001
         Notes to Financial Statements for the years ended December 31, 2002 and
         2001

C.   Audited Financial Statements - Jones Environmental Services, LLC and
     Subsidiary Financial Statements of Business Acquired:
         Report of Independent Auditors
         Consolidated Balance Sheets at December 31, 2002 and 2001
         Consolidated Statements of Operations and Member's Equity (Deficiency) for the years ended December 31, 2002 and 2001 Consolidated Statement of Cash Flows for the year ended December 31, 2002 and 2001 Notes to Consolidated Financial Statements for the years ended December 31, 2001 and 2002

D.   Interim Unaudited Condensed Financial Statements - Environmental Services
     Business Unit of R.M. Jones and Company, Inc.

E.   Interim Unaudited Condensed Financial Statements - Enviro-Safe Corporation

F.   Interim Unaudited Condensed Financial Statements - Jones Environmental
     Services, LLC and Subsidiary

G.   Pro Forma Financial Information Pro Form Financial Statements (unaudited)
         Unaudited Pro Forma Statement of Operations for the year ended December
         31, 2002 Unaudited Pro Forma Statement of Operations for the three-month period ended March 31, 2003 Unaudited Pro Forma Balance
         Sheet as of March 31, 2003 Notes to Unaudited Pro Forma Financial
         Statement




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Veridium Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of Veridium's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veridium
Corporation and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Veridium Corporation and Subsidiaries will continue as a going concern. As more fully discussed in Note 2 to the financial statements, Veridium Corporation and Subsidiaries has suffered recurring losses from operations and has a working capital deficiency of $2,213,423 and an accumulated deficit of $33,942,795 as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
February 17, 2005

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003
                                                                 12/31/04      12/31/03
                                                             -----------------------------
ASSETS:
Current assets:
   Cash ..................................................   $  1,096,327    $     89,392
   Accounts receivable, net ..............................      2,433,744       1,970,332
   Inventories ...........................................          3,627           7,634
 Prepaid expenses
 and other current assets ................................        143,089         104,303
                                                             ------------    ------------
       Total current assets ..............................      3,676,787       2,171,661

Property and equipment, net ..............................      2,352,519       3,770,379

Other Assets:
   Deposits ..............................................         26,252         123,102
   Patents and technologies, net .........................      1,750,019       3,173,336
   Permits, net ..........................................        278,164         315,609
   Goodwill ..............................................      4,020,762       6,275,040
                                                             ------------    ------------
       Total other assets ................................      6,075,197       9,887,087
                                                             ------------    ------------
TOTAL ASSETS .............................................   $ 12,104,503    $ 15,829,127
                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings .................................   $    316,320    $     75,000
   Accounts payable ......................................      2,311,702       2,735,106
   Accrued expenses ......................................      1,114,185       1,256,444
   Current maturities of long-term debt ..................        287,281         173,162
   Current portion of convertible debentures .............      1,736,036       2,712,000
   Current portion of obligations under capital lease ....        124,686         191,461
                                                             ------------    ------------
       Total current liabilities .........................      5,890,210       7,143,173

Long-term debt, net of current maturities ................        474,349         370,883
Convertible debentures, net of current portion ...........      3,731,565       2,701,065
Obligations under capital lease, net of current maturities         30,177         123,424
Other liabilities ........................................         18,485          18,485
                                                             ------------    ------------
       Total long term liabilities .......................      4,254,576       3,213,857
                                                             ------------    ------------
       Total liabilities .................................     10,144,786      10,357,030

Minority interest in consolidated subsidiary .............        825,000         925,000

Commitments and contingencies ............................           --              --

Stockholders' equity:
   Preferred stock, $0.001 par value:
     Series A: 1,881,366 shares authorized, issued
       and outstanding in 2004 and 2003 ..................          1,881           1,881
     Series B: 1,761,218 shares and 945,992 shares
      authorized issued and outstanding
      in 2004 and 2003, respectively .....................          1,761             946
     Series C: 750,000 shares authorized,
       issued and outstanding in 2004 ....................            750            --
   Common stock, $0.001 par value, 50,000,000
   authorized; 33,849,132 and 23,379,916 shares
   issued for 2004 and 2003, respectively ................         33,849          23,380


   Additional paid-in capital ............................     35,278,025      31,505,431
   Accumulated deficit ...................................    (33,942,795)    (26,971,713)
   Treasury stock at cost, 161,266 and  5,000 shares
     of common stock in 2004 and 2003, respectively ......        (63,754)        (12,828)
   Common Stock Subscription Receivable, 2,078,533 shares        (175,000)           --
                                                             ------------    ------------
Total stockholders' equity ...............................      1,134,717       4,547,097
                                                             ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $ 12,104,503    $ 15,829,127
                                                             ============    ============
           The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                           12/31/04       12/31/03
                                                        ----------------------------
Revenues ............................................   $ 13,195,167    $ 11,971,096
   Cost of revenues .................................     10,176,966       9,711,496
                                                        ------------    ------------
     Gross profit ...................................      3,018,201      2,259, 600

Operating expenses:

   Selling expenses .................................      1,090,616       1,215,213
   General and administrative expenses ..............      2,416,706       3,211,545
   Impairment of long-lived assets ..................      1,271,000       8,509,310
   Impairment of goodwill ...........................      2,254,000            --
   Write off of idle equipment ......................      1,273,528            --
   Severance - related party ........................        382,000            --
                                                        ------------    ------------
Total operating expenses ............................      8,687,850      12,936,068
                                                        ------------    ------------

Operating loss ......................................     (5,669,649)    (10,676,468)

Other income (expense):
   Amortization of deferred financing costs .........       (858,873)       (613,664)
   Write off of deposit .............................       (100,000)           --
   Miscellaneous income, net ........................        (80,546)           --
   Forgiveness of accrued interest ..................        408,207         368,884
   Gain on equipment disposal .......................          8,500          14,350
   Interest expense and amortization of debt discount       (745,349)     (1,418,803)
   Write off of idle equipment ......................           --        (1,890,000)
   Gain on extinguishment of debt ...................         82,316            --
                                                        ------------    ------------
     Total other expense, net .......................     (1,285,745)     (3,539,233)
                                                        ------------    ------------

Loss before provision for income taxes ..............     (6,955,394)    (14,215,701)


Provision for income taxes ..........................         15,688           4,339
                                                        ------------    ------------

Net loss ............................................   $ (6,971,082)   $(14,220,040)
                                                        ============    ============

Net loss per common share, basic and diluted ........   $      (0.26)   $      (0.93)
                                                        ============    ============

Weighted average shares of common stock
  outstanding, basic and diluted ....................     26,231,883      15,270,329
                                                        ============    ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.



                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                      Series A Preferred    Series B Preferred    Series C Preferred       Common Stock
                                           Stock                  Stock                 Stock
                                --------------------------------------------------------------------------------------------
                                       Shares     Amount     Shares     Amount      Shares     Amount     Shares     Amount
----------------------------------------------------------------------------------------------------------------------------
Balance at 1/01/03                         --     $    --        --     $   --         --     $  --     8,639,354   $  8,639

Issuance of preferred stock
   Series A preferred equity         1,881,366      1,881        --         --         --        --         --          --
   Series B preferred equity              --         --      945,992        946        --        --         --          --

Issuance of common stock
   Acquisition of businesses              --         --          --         --         --        --     1,147,500      1,148
   Acquisition of VWS                     --         --          --         --         --               1,350,000      1,350
   Acquisition of patents
     - related party                      --         --          --         --         --        --     6,601,373      6,601
   Exercise of options for cash           --         --          --         --         --        --        80,000         80
   Compliance with debt
     settlement agreements                --         --          --         --         --        --     1,744,293      1,744
   Related parties in accordance
     with agreements                      --         --          --         --         --        --     6,331,222      6,331
   Lender in accordance
     with agreement                       --         --          --         --         --        --     1,375,000      1,375
   Conversion of long-term debt
     substantially from
     related parties                      --         --          --         --         --        --     5,814,048      5,814
   Settlement of payables                 --         --          --         --         --        --       367,629        368
   Exchange for services
     and other assets                     --         --          --         --         --        --     2,682,500      2,683
   Shares issued for cash                 --         --          --         --         --        --       677,250        677

Adjustments of common stock
   Related parties                        --         --          --         --         --        --      (880,253)      (880)
   Conversion to Series B preferred       --         --          --         --         --        --   (12,550,000)   (12,550)

Issuances of common stock options
   Application to deposit                 --         --          --         --         --        --         --          --
   Exchange for services                  --         --          --         --         --        --         --          --

Value of beneficial conversion
  feature on convertible debt             --         --          --         --         --        --         --          --

Issuance of warrants on
   convertible debt                       --         --          --         --         --        --         --          --

Net loss                                  --         --          --         --         --        --         --          --
                                    ---------   ---------   ---------  ---------  ---------  ---------  ---------  ---------
Balance at 12/31/03                 1,881,366      1,881     945,992        946        --        --    23,379,916     23,380

   Settlement of debt and
     payables                             --         --          --         --         --        --     1,599,682      1,600
   Antidilution and price protection      --         --       24,000         24        --        --     3,589,583      3,589
   Shares issued for cash                 --         --       46,875         47        --        --        70,000         70

   Settlement of debt and payables
      - related party                     --     516,968         516        --         --  3,331,803        3,332        --
   Antidilution and price protection
     - related party                      --     180,000         180        --         --    225,000          225        --
   Shares issued for cash
     - related party                      --         --          --         --    750,000        750    1,500,000      1,500
   Exchange for services                  --         --          --         --         --        --        25,000         25
   Exchange for services
     - related party                      --         --       47,383         48        --        --         --           --
   Conversion of minority interest        --         --          --         --         --        --       500,000        500
   Cancellation or redemption
      -  related party                    --         --          --         --         --        --    (1,168,266)    (1,169)
   Stock for settlement                   --         --          --         --         --        --       604,554        605

Issuance of warrants and options
   Exchange for services                  --         --          --         --         --        --       191,860        192

Value of beneficial conversion
  feature on convertible debt             --         --          --         --         --        --         --           --

 Net loss
                                   ----------  ---------   --------- ---------  ---------  ---------   ---------   --------

Balance at 12/31/04                 1,881,366  $   1,881   1,761,218  $   1,761    750,000 $     750   33,849,132  $  33,849
                                   ==========  =========   =========  =========  ========= =========   ==========  =========

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                   Common Stock Subscribed   Additional    Accumulated        Treasury Stock         Total
                                   ----------------------     Paid-in       Deficit ----------------------------  Stockholders'
                                                              Capital                                               Equity
                                     Shares       Amount                                 Shares       Amount
--------------------------------------------------------------------------------------------------------------------------
Balance at 1/01/03                        --        --   $16,459,455    $(12,751,673)      5,000   $(12,828)  $  3,703,593

Issuance of preferred stock
   Series A preferred equity              --        --     1,879,485              --          --         --      1,881,366
   Series B preferred equity              --        --        11,604              --          --         --         12,550

Issuance of common stock
   Acquisition of businesses              --        --     1,515,638              --          --         --      1,516,786
   Acquisition of VWS                     --        --     1,888,650              --          --         --      1,890,000
   Acquisition of patents
     - related party                      --        --     5,074,986              --          --         --      5,081,587
   Exercise of options for cash           --        --        63,920              --          --         --         64,000
   Compliance with debt
     settlement agreements                --        --        (1,744)             --          --         --             --
   Related parties in accordance
     with agreements                      --        --        (6,331)             --          --         --             --
   Lender in accordance with agreement    --        --        (1,375)             --          --         --             --
   Conversion of  long-term debt
     substantially from related parties   --        --     1,641,773              --          --         --      1,647,587
   Settlement of payables                 --        --       365,640              --          --         --        366,008
   Exchange for services
     and other assets                     --        --       761,234              --          --         --        763,917
   Shares issued for cash                 --        --       236,515              --          --         --        237,192

Adjustments of common stock
   Related parties                        --        --           880              --          --         --             --
   Conversion to  Series B  preferred     --        --            --              --          --         --        (12,550)

Issuances of common stock options
   Application to deposit                 --        --        79,158              --          --         --         79,158
   Exchange for services                  --        --       695,530              --          --         --        695,530

Value of beneficial conversion
   feature on convertible debt            --        --       340,000              --          --         --        340,000

Issuance of warrants on
   convertible debt                       --        --       500,413              --          --         --        500,413

Net loss                                  --        --            --     (14,220,040)         --         --    (14,220,040)
                                   ---------- ---------   ----------     -----------   ----------  ---------  ------------
Balance at 12/31/03                       --        --    31,505,431    ( 26,971,713)       5,000   (12,828)     4,547,097

   Settlement of debt and payables        --        --       517,134              --          --         --        518,734
   Antidilution and price protection      --        --         1,555              --          --         --          5,168
   Shares issued for cash                 --        --       259,883              --          --         --        260,000

   Settlement of debt and
     payables - related party      2,078,533   (175,000)   1,292,773              --          --         --      1,121,621
   Antidilution and price
     protection - related party          --         --          (405)             --          --         --             --
   Shares issued for cash
      - related party                    --         --     1,122,750              --          --         --      1,125,000
   Exchange for services                 --         --         4,975              --          --         --          5,000
   Exchange for services
      - related party                    --         --        59,182              --          --         --         59,230
   Conversion of minority interest       --         --        40,950              --          --         --         41,450
   Cancellation or redemption
      - related party                    --         --      (104,403)             --     156,266    (50,926)      (156,498)

   Stock for settlement                  --         --         (605)              --          --         --             --

Issuance of warrants and options
   Exchange for services                 --         --       480,805              --          --         --        480,997

Value of beneficial conversion
   feature on convertible debt           --         --        98,000              --          --         --         98,000

Net loss                                 --         --            --      (6,971,082)         --         --     (6,971,082)
                                   ---------  ---------   -----------    -----------   ----------  ---------    ----------
Balance at 12/31/04                2,078,533  $(175,000)  $35,278,325   $(33,942,795)     161,266   $(63,754)   $1,134,717
                                   =========  =========   ===========   ============   ==========   ========    ==========

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                                                           12/31/04           12/31/03
                                                                          -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .............................................................   $ (6,971,082)   $(14,220,040)
Adjustments to reconcile net loss to net cash
used in operating activities
   Write off of idle equipment/impairment loss on goodwill and patents      4,798,528      10,339,310
   Depreciation and amortization .....................................        551,548         782,828
   Amortization  of  deferred financing  costs .......................        722,873         613,664
   Amortization of debt discount .....................................        136,000         500,413
   Write off of deposits .............................................        100,000
   Interest paid direct from lender ..................................         37,917            --
   Severance expense - related party .................................        382,480            --
   Equity issued in exchange for services rendered ...................         64,182         695,530
   Forgiveness of accrued interest ...................................       (408,207)       (368,884)
   Provision for doubtful accounts ...................................         (5,569)         85,962
 Gain on sale of fixed assets ........................................         (8,500)        (14,350)
   Gain on debt extinguishment .......................................        (82,316)           --
   Repayments to factor, net .........................................        (11,772)     (1,341,758)
   Changes in assets and liabilities, net of acquisitions
     Accounts receivable .............................................         24,690        (394,726)
Other receivables ....................................................           --            78,868
     Inventories .....................................................          4,007            --
     Prepaid expenses and other current assets .......................        (21,841)         19,522
     Accounts payable ................................................        279,881       1,229,734
Accrued expenses .....................................................        437,942        (218,521)
                                                                         ------------    ------------
       Net cash provided by operating activities .....................         30,761      (2,212,448)
                                                                         ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES

   Acquisition of businesses, net of cash acquired ...................           --          (237,729)
Change in deposits ...................................................         (3,150)         41,205
   Additions to and acquisition of
     property, plant and equipment ...................................        (17,048)       (364,709)
   Proceeds from sale of fixed assets ................................          8,500          14,350
                                                                         ------------    ------------
       Net used in investing activities ..............................        (11,698)       (546,883)
                                                                         ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Redemption of common stock ........................................       (100,000)           --
   Deferred financing costs incurred .................................        (20,000)           --
   Repayment of short-term borrowings ................................       (287,494)           --
   Repayment of convertible debenture - AMRC .........................        (20,000)           --
   Repayment of convertible debenture - Subordinate Loan .............        (45,829)           --
   Issuance of (repayment of) current
     maturities of long-term debt, net ...............................           --          (214,421)
   Purchase of treasury stock ........................................        (50,926)
   Repayment of officer loans, net ...................................       (185,893)        (19,677)
   Proceeds from long-term debt, net .................................        478,036       2,760,825
   Proceeds from the exercise of stock
     options and sales of stock, net .................................      1,380,000         301,200
   Repayment of capital leases .......................................       (160,022)        (39,925)
                                                                                         ------------
       Net cash provided by financing activities .....................        987,872       1,446,244
                                                                         ------------    ------------

Increase in cash .....................................................      1,006,935          88,671

Cash at beginning of year ............................................         89,392             721
                                                                         ------------    ------------

Cash at end of year ..................................................   $  1,096,327    $     89,392
                                                                         ============    ============

              The Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1        DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Veridium Corporation is a Delaware Corporation and through its subsidiaries ("we", "our", "us", "Veridium" or the "Company"), is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of metal-bearing and chemical hazardous wastes. The Company's services include collection and transportation of industrial wastes, site remediation, and recycling of metal-bearing and chemical wastes. The Company's focus is to provide its clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on its efficient managing of wastes and use of green technologies.

The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003 after completing the acquisition of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), and Metal Recovery Transportation, Corp., ("MRTC"). These acquisitions were completed to form a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic States.

We presently operate four service centers: our recycling facility and corporate headquarters in Paterson, New Jersey; our RCRA Part B permitted TSDF in Lowell, Massachusetts, our field service operation and administrative offices in Sandwich, Massachusetts; and our technical services center in Plainville, Connecticut.

Veridium operates through its subsidiary, Veridium Environmental Corporation ("VEC"). VEC, in turn, is the sole owner of (1) American Metals Recovery, Corp. ("AMRC"), our New Jersey recycling facility, (2) ESD, the sole owner of Jones Environmental Services (North East), Inc., our Massachusetts-based RCRA Part B TSD facility, (3) ESC, our field services company, and (4) MRTC, the holding company for our transportation company. All commercial activities are conducted through these subsidiaries.

2        GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that Veridium will continue as a going concern. Veridium incurred a loss of approximately $6.9 million during the year ended December 31, 2004, which included impairment and write-off charges of approximately $4.8 million. Veridium's loss before impairment charges and other non-cash items was approximately $2.1 million during the year ended December 31, 2004. Also, as of December 31, 2004, Veridium had its current liabilities exceeding current assets by approximately $2.2 million. These matters raise substantial doubt about Veridium's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. However, there can be no assurances that Veridium will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

PRINCIPLES OF CONSOLIDATION

The  accompanying  consolidated  financial  statements  include all  accounts of
Veridium  Corporation  and  its  subsidiaries.   All  significant  inter-company
accounts and transactions have been eliminated in consolidation.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue and related costs are recognized during the month wastes are collected from our customers at Veridium's permitted facilities. The cost associated with proper recycling or disposal of the materials is accrued at the time of sale. Revenue from metals recovered from treated waste are accrued when an actual statement is received from a smelter.

Veridium also ships material directly from a client location to a processing facility. The revenue is recognized the day of the shipment and accruals for costs are done monthly. Field services revenues and costs are recognized based upon the terms of the underlying contract as the services are rendered to the customer..

The basis of Veridium's recycling program produces a product that is acceptable to a secondary processor, primarily smelters. Smelters charge Veridium a processing fee and credit against this fee based on metal-bearing content. In most instances, the processing charge in conjunction with the cost of transportation to the smelter is greater than the metal-bearing credit. Therefore, Veridium's sales of commodities is insignificant and in accordance with EITF 02-16 is recorded as a decrease in cost of operations when a credit is received.

RECEIVABLES AND CREDIT CONCENTRATION

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects Veridium's best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of 90 days from the invoice date. Based on this assessment of current credit worthiness, Veridium estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves and reviews its valuation allowance on a quarterly basis.

During 2003 the Company entered into a factoring arrangement with Prestige Capital Corporation ("PCC"), expiring November 2004, whereby the Company can sell pre-approved certain of its accounts receivable up to $3,500,000 at discounted amounts generally ranging from 3% to 7% of sold accounts receivable. As part of that agreement, the Company has secured these sales with equipment and is responsible to repurchase receivables which have not been collected by the factor (at the factor's option) within the stated terms of the agreement.

Accounts receivable at December 31 are approximated as follows:
                                                                2004           2003
---------------------------------------------------------------------------------------
Accounts receivable sold to factor ......................   $      --      $   604,000
Less: collections from accounts receivable sold to factor          --         (482,000)
                                                            -----------    -----------
Amounts due from factor .................................          --          122,000
Unfactored accounts receivable ..........................     2,534,000      1,953,000
Less: allowance for doubtful accounts ...................      (100,000)      (105,000)
                                                            -----------    -----------
Accounts receivable, net ................................   $ 2,434,000    $ 1,970,000
                                                            ===========    ===========

Because the Company surrendered control of those receivables transferred to the factor, such receivables were recorded as a sale in accordance with SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".

BANK AND RECEIVABLE CONCENTRATION

Veridium maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation.

Veridium currently maintains a business relationship with a single customer with a receivable balance that represented 14% of the Company's total outstanding receivables at December 31, 2004. The Company monitors the credit worthiness of this customer to mitigate its credit risk exposure.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER COMMON SHARE

Veridium computes its net income or loss per common share under the provisions of SFAS No. 128, "Earnings per Share", whereby basic net income or loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share excludes potential common shares if the effect is anti-dilutive. For the years ended December 31, 2004 and 2003, approximately 6,711,400 and 2,989,000 common stock equivalent shares arising from the assumed exercise of options, warrants and debt conversions were excluded from the computation of diluted net loss per share.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, are charged directly to operating expense as incurred. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. Veridium leases certain equipment under capital lease obligations, which consist primarily of processing equipment, trucking equipment and laboratory equipment.

GOODWILL AND INTANGIBLE ASSETS

Veridium accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of patents, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to or warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally include the value of warrants or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt. Amortization expense related to these costs and discounts approximated $859,000 and $613,000 for the years ended December 31, 2004 and 2003, respectively.

RETIREMENT PLAN

Veridium maintains a retirement plan pursuant to Section 401(k) of the Internal Revenue Code for its employees. Veridium contributed approximately $5,200 and $5,000 during 2004 and 2003, respectively.

ENVIRONMENTAL LIABILITIES

Environmental  liabilities  include  accruals for the  estimates  of  Veridium's obligations associated with remedial environmental matters at Veridium's facilities and pending administrative matters assumed in Veridium's various acquisitions. Accruals are adjusted if and as further information relative to the underlying obligations develop or circumstances change.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Income taxes are accounted for under the asset and liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income tax assets, which relate primarily to net operating loss carry-forwards, have been offset by a valuation allowance for the same amount for all financial statement periods presented and differences in the basis in property, equipment and intangible assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds its exercise price. Options and warrants issued to non-employees are accounted for in accordance with SFAS 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services" using a fair value approach.

SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Veridium has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirement of SFAS No. 123 for employee issued options. No stock option based employee compensation costs are reflected in Veridium's net loss, as all options granted had an exercise price equal to or greater than the market value of Veridium's underlying common stock at the date of grant. Had Veridium elected to recognize compensation cost based on fair value of the stock and stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the service period of the underlying instrument and Veridium's net loss and net loss per common share would have decreased to the amounts indicated in the table below (which are not intended to be indicative of or a projection of future results):

                                                                12/31/04        12/31/03
                                                             ----------------------------
Net loss .................................................   $ (6,971,082)   $(14,220,040)

Less: stock based employee compensation expense determined
under the fair value method for all awards ...............       (595,868)       (477,676)
                                                             ------------    ------------

Pro forma net loss .......................................   $ (7,566,950)   $(14,697,716)
                                                             ============    ============

Basic and diluted net loss per common share, as reported .   $      (0.26)   $      (0.93)
                                                             ============    ============

Pro forma basic and diluted net loss per common share ....   $      (0.29)   $      (0.96)
                                                             ============    ============

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

During 2004, the Company discovered that approximately $1,030,000 of revenue and an offsetting adjustment to cost of revenues in the 2003 financial statements were improperly classified and have been corrected in the 2003 consolidated financial statements and have been reclassified to conform to the 2004 presentation.

FINANCIAL INSTRUMENTS

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of Veridium's long-term debt and capital lease obligations approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to Veridium. It was not practical to estimate the fair value of the convertible debt due to the nature of these items.

SEGMENT INFORMATION

Veridium   operates  in  a  single  segment  as  a  full  service   provider  of
environmental services within the United States of America.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The revised SFAS No. 123 may have a material effect on the Company's results of operations but not on the Company's financial position.

4        PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:
                                                2004           2003
                                            --------------------------
Land ....................................   $   275,000    $   275,000
Buildings ...............................       400,000        400,000
Machinery and equipment .................     1,348,750      1,185,270
Office equipment, computers and fixtures        351,909        232,193
Leasehold improvements ..................       302,553        223,423
Vehicles ................................       510,229        389,202
Construction in progress ................        95,109      1,643,076
                                            -----------    -----------
Total property and equipment ............     3,283,550      4,348,164

Accumulated depreciation and amortization      (931,031)      (577,785)
                                            -----------    -----------
Property and equipment, net .............   $ 2,352,519    $ 3,770,379
                                            ===========    ===========

Depreciation charged to operations, which includes amortization of assets under capital lease, was $353,246 and $229,142 for the years ended December 31, 2004 and 2003, respectively.

Due to market and economic factors, the Calciner equipment, which was to be used to process solids, included in construction in process at December 31, 2003 was written off in 2004. The project was never completed and a substantial investment would have been needed to move the project from pilot testing to operational status. In addition, market conditions have changed and alternate processors have been located to the point where the calciner could not have been operated cost effectively.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5        ACQUISITIONS

Veridium follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

In connection with the completion of the acquisitions of ESD, ESC and MRTC in May 2003, Veridium recorded approximately $6,275,000 of goodwill, which is also deductible for income tax purposes. This acquisition provided Veridium with the assets to become a full service environmental management company. The following table summarizes the fair value of the assets acquired and liabilities assumed during 2003 for the acquisitions detailed above:

                                                                       ESD/ESC        MRTC
                                                                      ----------------------
Purchase Price :

Cash paid to sellers
   Cash paid from sale of  accounts receivable to factor ..........   $1,824,000   $     --
   Proceeds from long-term debt  paid direct to sellers ...........      468,000         --
   Cash payments to sellers including transaction costs of $205,000      256,000         --
                                                                      ----------   ----------
       Total cash payments to sellers .............................   $2,548,000   $     --

Fair value of debt issued to sellers, as adjusted per agreement ...   $2,017,000   $  370,000

Fair value of equity issued on date of acquisition, including
$675,000 (Note 9 - Other Related Party Transactions) ..............   $1,515,000   $     --
                                                                      ----------   ----------

   In acquisition costs

Total Purchase Price ..............................................   $6,080,000   $  370,000

Fair value of net assets acquired
   Current assets .................................................   $1,878,000   $   10,000
   Property and equipment .........................................    1,129,000      124,000
   Permits and other intangible assets ............................      200,000       70,000
    Goodwill ......................................................    5,499,000      776,000
   Other Assets ...................................................        2,000         --
                                                                      ----------   ----------
     Total assets acquired ........................................   $8,708,000   $  980,000

Liabilities Assumed
     Current liabilities ..........................................   $1,925,000   $  183,000
    Long term debt ................................................      703,000      427,000
                                                                      ----------   ----------
       Total  liabilities assumed .................................   $2,628,000   $  610,000

Veridium's consolidated results of operations are included herein as of the dates the above acquisitions were completed. The following unaudited pro-forma financial information provides an analysis of the Company's consolidated loss as if the consolidation of ESD, ESC and MRTC had occurred as of January 1, 2003.

                                                                       2003
                                                                    ------------
Gross revenue ....................................................  $ 15,553,944
Net loss .........................................................   (14,033,818)
Basic net loss per common share ..................................  $      (0.93)
                                                                    ============

                  VERIDIUM CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5        ACQUISITIONS (continued)

OTHER BUSINESS ACQUISITIONS

In January 2003, KPMI issued 1,350,000 shares of common stock and closed on its acquisition of Vulcan Waste Systems, Inc. ("VWS"), from Kerns Manufacturing, Inc. ("Kerns"). With respect to this transaction, Veridium contends that Kerns failed to deliver compliant assets as required by the relevant acquisition agreement. This transaction is currently in litigation (see Note 10, Commitments and Contingencies, below) and Veridium has written off $1,890,000, representing the assigned fair value of the assets acquired through this transaction as determined by the market value of the shares of KPMI common stock paid at the time of closing.

6        LONG-LIVED ASSETS

GOODWILL AND INTANGIBLE ASSETS

Amortizable, intangible assets at December 31, 2004 include the following:
                                                       2004        2003
                                                   -----------------------
Patents and technologies .......................   $1,902,376   $3,727,089
Accumulated amortization .......................      152,357      553,753
                                                   ----------   ----------
     Patents and technologies, net .............   $1,750,019   $3,173,336
                                                   ==========   ==========

Permits ........................................   $  309,913   $  327,609
Accumulated amortization .......................       31,749       12,000
                                                   ----------   ----------
     Permits, net ..............................   $  278,164   $  315,609
                                                   ==========   ==========

Goodwill which is not subject to amortization at December 31, 2004 include the following:

                                                         2004         2003
                                                                ----------
Beginning balance, net .........................   $6,274,762   $6,275,040

Impairment charge ..............................    2,254,000         --
                                                   ----------   ----------

Ending balance, net ............................   $4,020,762   $6,275,040
                                                   ==========   ==========

Veridium holds US patents relative to our technologies. Our patented and proprietary technologies are engineered to chemically and physically transform inorganic industrial wastes into commodities that can be returned to commerce. Our patents cover many of the processes by which this recycling is accomplished. We have designed our recycling operations to administer our patented and proprietary technologies. The last of these patents was issued on September 28,2004, and has a life of 21 years from that date. The useful life was determined to be a function of the term of the applicable patents.

Amortization expense of intangible assets for the years ending December 31, 2004 and 2003 were approximately $170,353and $553,686 respectively. Future amortization for each of the years ending through December 31, 2009 approximates $48,000 annually.

In addition to annual amortization, Veridium tested its patents for impairment. Accordingly Veridium evaluated the fair value of its patent based on the estimated future cash flows related to the asset and recorded an impairment charge of approximately $1,271,000, in 2004 and $8,509,310 which has been separately identified in the statement of operations.

Veridium also completed their annual impairment test for goodwill. Veridium performed an impairment test by comparing the fair value of their reporting unit with the carrying value of the unit. As a result of impairment test, Veridium determined that there was an impairment adjustment necessary for Veridium's goodwill which amounted to $2,254,000 in 2004.The impairment charges were the result of the continued losses of the Company and the overall decline in the market capitalization of the Company.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7        FINANCING ARRANGEMENTS

The following is a summary of Veridium's financing arrangements as of December
31, 2004 and 2003:
                                                                           2004        2003
                                                                      -----------------------
Short-term borrowings .............................................   $  316,320   $   75,000
                                                                      ----------   ----------
Current maturities of long-term debt:
   Term financing .................................................      100,000      100,000
   Severance ......................................................      108,746         --
   Vehicle loans and other current obligations ....................       78,535       73,162
                                                                      ----------   ----------
     Total current maturities of long-term debt ...................   $  287,281   $  173,162

Current portion of convertible debentures:
   Laurus Master Fund, 9% convertible debenture, currently due ....    1,736,036         --
   AMRC debentures, 10% convertible debentures ....................         --        159,000
   CCS debenture, 12% convertible debentures, due May and July 2004         --        850,000
   Senior loan, variable interest rate convertible debenture ......         --      1,203,000
   Subordinate loan, 12% convertible debentures ...................         --        500,000
                                                                      ----------   ----------
     Total current portion of convertible debentures ..............   $1,736,036   $2,712,000

Long-term debt:
   Term financing .................................................      100,000      200,000
   Severance - related party ......................................      171,530         --
   Vehicle loans and other current obligations ....................      202,819      170,883
                                                                      ----------   ----------
     Total long-term debt, net of current maturities ..............   $  474,349   $  370,883

Convertible debt, net of current portion:
   Senior Loan, 10% rate convertible debenture, due March 2007 ....    1,000,000         --
   GCS debenture, 10% convertible debenture, due December 2008 ....    1,184,065    1,184,065
   Subordinate loan, 12% convertible debentures, due December 2008     1,547,500    1,517,000
                                                                      ----------   ----------
     Total convertible debentures, net of current maturities ......   $3,731,565   $2,701,065

The following chart is presented to assist the reader in analyzing Veridium's ability to fulfill its fixed debt service requirements of December 31, 2004 and Veridium's ability to meet such obligations:

Year                                                               AMOUNT
2005                                                             $2,339,637
2006                                                                271,697
2007                                                              1,082,974
2008                                                              2,773,460
2009 and thereafter                                                  77,783
                                                              -------------
Total minimum payments due under
  current and long-term obligations                           $   6,545,551
                                                              =============

SHORT TERM BORROWINGS

Veridium has a variable interest rate, (6% at December 31, 2004), line of credit with a bank, which has an outstanding balance of $75,000 as of December 31, 2003, representing the entire line. The line matured on January 31, 2004 and was assumed by Viridis Capital, LLC, an affiliate of Kevin Kreisler, Chairman of the Board, and converted and assigned to GreenShift Corporation ("GreenShift"), an affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below). The Company remains contingently liable under the debt arrangement if Greenshift fails to meets its obligation.

During the first quarter of 2004, Veridium entered into a number of unsecured term facilities with trade vendors for the outstanding accounts payable totaling about $700,000 with a maturity date of December 31, 2004, some of which bear interest at 6% per year. Approximately $416,000 of was paid on this financing during 2004, including $13,000 in interest. The balances of these agreements are in default and approximated $316,320 at December 31, 2004.

TERM FINANCING

In May 2003, and in connection with its two acquisitions of ESD, Veridium assumed certain non-interest-bearing term financing, with an outstanding principal balance of $200,000 and $300,000 as of December 31, 2004 and 2003 respectively, payable in two equal installments March, 2005 and 2006. The obligation continues to be secured by a first mortgage interest in Veridium's Lowell, MA property.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7        FINANCING ARRANGEMENTS (continued)

AMRC DEBENTURES

These instruments, executed in December 2002 through December 2003, were 10% convertible debentures that were due on the first anniversary of each such debenture. The debentures were generally convertible at $1.00 per common share, with default provisions entitling the holder to penalty shares for the amount in default at $0.20 per share. One of these debentures for $50,000, which became due in January 2004, was issued to Veridium's former chief financial officer. The principal and accrued interest on this debenture was converted as of December 31, 2004 into 234,126 shares of common stock and a ten year option to purchase 100,000 shares of common stock in Veridium at $0.50 per share. The remaining AMRC Debentures, in the approximate amount of $105,000, were purchased and converted by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below).

CCS DEBENTURES

In May 2003, Veridium issued $850,000 in subordinate convertible debentures to three institutional investors (the "CCS Debenture") bearing interest at 12% per year. The CCS Debentures were initially secured by Kevin Kreisler's and certain related parties' common stock. The principal of the CCS Debentures and all accrued interest were convertible into common stock of Veridium at the rate of $0.60 per share. The CCS Debentures were in default during 2003 and 2004 and, as a result, Veridium had accrued an increase in the interest rate to 25% per annum and penalties aggregating 4% per month from the date of the corresponding default. In addition, in connection with these debt agreements, Veridium issued stock purchase warrants as described in the Stockholders' Equity footnote, below. $250,000 of the principal of the CCS Debentures was redeemed in March 2004 in connection with the Laurus Financing. The balance remaining on the CCS Debenture including all principal, accrued interest, fees and penalties in the amount of $755,202 was purchased and converted into common and preferred Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders Equity, below).

SENIOR LOAN

On December 19, 2003, Veridium closed on the first installment of the Senior Loan with GCS Investments, LLC ("GCS"). The Senior Loan is structured as a term loan with a principal of $1.0 million that matures and renews annually, and bears interest at 10% per year. Payments are of interest only and are payable monthly. The Senior Loan is secured by a priority position on substantially all of Veridium's assets. Conditions precedent of this financing included the conversion of the majority of Veridium's pre-consolidation debt and other liabilities into various forms of equity, including all obligations due to Veridium's officers and its related parties for loans extended to Veridium, deferred salaries, price-protection agreements in relation to previous loans and deferred salaries and any other and all liabilities due to Veridium's officers and related parties. Additionally required were cash-based management contributions, the unconditional personal guarantee of Veridium's chairman. Kevin Kreisler, and the conversion by GCS' affiliate of $1.184 million in debt into the GCS Debenture (see below). The Senior Loan is convertible into common stock of Veridium at 100% of market at the time of any such conversion. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. Veridium received $1.2 million of the funds under the Senior Loan in 2003 and the balance of $0.3 million in January 2004. The Senior Loan was modified in March 2004 in connection with the Laurus Financing. Approximately four months of interest under this loan and the Subordinate Loan (see below) in the amount of $42,500 was purchased and converted by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below).

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7        FINANCING ARRANGEMENTS (continued)

SUBORDINATE LOAN

In November and December 2003, Veridium's various outstanding notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") were consolidated and adjusted in compliance with the provisions of such notes into the Subordinate Loan with a principal balance of $1,547,500 million. This loan bears interest at the rate of 12% per year, payable quarterly. The principal of the loan is payable in four installments:
April 30, 2004, April 30, 2005, November 30, 2005, and April 30, 2006. This note is secured by the stock of two of Veridium's subsidiaries: JES-LLC and ESC, and is convertible into common stock of Veridium at 100% of market at the time of any such conversion. The Subordinate Loan was acquired by GCS in March 2004 in connection with the Laurus Financing. Approximately four months of interest under this loan and the Senior Loan (see above) in the amount of $57,931 was purchased and converted by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below).

GCS DEBENTURE

In December 2003, and in connection with the requirements of the Senior Loan, GCS' affiliates converted $1.184 million in debt into convertible preferred securities of Veridium (the "GCS Debenture"). This instrument is to be paid at a rate equal to 2% of Veridium's gross annual revenue on a quarterly basis, provided that such payments, together with the interest payments paid to GCS on the Senior Loan, do not exceed 30% of Veridium's EBITDA for such year. These payments shall continue to be made until the sum of all such payments is equal to $1,184 million, at which time this instrument will automatically convert into 30,000 shares of Subsidiary Preferred. Equity (see Note 8, Minority Interest, below). During 2004, Veridium accrued $76,000 interest under this debenture.

LAURUS MASTER FUND

On March 31, 2004, Veridium closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Structured like a standard receivables based line of credit, this facility carries interest at prime plus 5%, subject to a floor of 9%, and a term of three years. Veridium may convert debt into equity at a fixed conversion price equal to $0.43 per share. The proceeds of the Laurus Financing were used to complete Veridium's recapitalization process and to stimulate increased cash flows from operations. Specifically, these proceeds were used to (a) repurchase receivables sold under a factoring agreement ($0.5 million), (b) payment on the Subordinate Loan for $0.5 million, and (c) pay down the CCS Debenture by $0.25 million. Simultaneously with the closing of this financing, Veridium additionally paid $0.5 million of the Subordinate Loan in the form restricted common stock (1.25 million shares) and assigned GCS the balance of the Subordinate Loan, $1.517 million, in return for a reduction of the Senior Loan of $0.5 million. Veridium is currently in default of this agreement due to its failure to register certain stock and debentures. Management expects to resolve this default.

8        MINORITY INTEREST

As a condition precedent to Veridium's closing of the Senior Loan, Veridium's pre-consolidation New World Recycling ("NWR") notes totaling $925,000 ("the NWR Debt") were, on December 19, 2003, converted into 92,500 shares of a non-voting class of preferred equity in Veridium's American Metals Recovery, Corp. ("AMRC") subsidiary, the Subsidiary Preferred Equity, with a par value of $0.001. Subsidiary Preferred Equity holders will receive a quarterly dividend ranging from 3% to 5% of AMRC's annualized revenue, limited to 30% of AMRC's operating income. The shares may not be liquidated or transferred. Shares of Subsidiary Preferred Equity may be redeemed by Veridium with shares of Veridium's common stock based upon the then-current market conditions at the time of any such redemption. There is no expiration date associated with Veridium's redemption option. In December 2004, $100,000 of the Minority Interest was converted into 500,000 shares of Veridium's common stock and a five year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

9         RELATED PARTY TRANSACTIONS

In addition to those related party transactions disclosed above in Note 7, Financing Arrangements, and below in Note 12, Stockholders' Equity, the Company had the following significant related party transactions during the periods reported in the financial statements:

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9         RELATED PARTY TRANSACTIONS (continued)

CERTAIN INVESTMENTS RECEIVED DURING 2004

On  December  22,  2004,  the  Company  closed on the sale of equity to  Viridis
Capital, LLC, an affiliate of Kevin Kreisler, which equity was assigned to GreenShift Corporation ("GreenShift"), another affiliate of Kevin Kreisler, the Company's chairman, relative to purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $104,491, (c) short term borrowings of $75,000, and (d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements, above). Viridis assigned its rights on this transaction to GreenShift, another affiliate of Kevin Kreisler, contemporarily with closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B Preferred Stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B Stock for $4.00 per share. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the relevant Certificate of Designations (see Note 12, Stockholders' Equity, below).

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift, an affiliate of Kevin Kreisler. In consideration of $1,500,000, less $200,000 in costs associated with the transaction, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C Preferred Stock for $4.00 per share. The Series C Preferred Stock acquired by GreenShift may not be converted into common stock until December 31, 2006, in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designations of the Series C Preferred Stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of the Company's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of the Company's common stock. Also, as a result of this transaction, 175,000 of Common Stock subscriptions was created and still outstanding as of December 31, 2004. The entire cash amount of $175,000 was received on February 28, 2005. (see Note 12, Stockholders' Equity, below).

TRANSACTIONS RELATING TO THE CLOSING OF THE SENIOR LOAN IN DECEMBER 2003

In November 2003, and in connection with a required management contribution of the Senior Loan, Kevin Kreisler purchased 416,667 shares of restricted common stock in the Company for $133,333, and Lawrence Kreisler, purchased 208,333 shares of restricted common stock in the Company for $66,667.

During 2003, the Company completed its acquisition of MRTC from Lawrence Kreisler, a former employee and officer of the Company, for debt totaling approximately $370,000 (the "MRTC Debt"), plus the assumption of MRTC's various liabilities totaling $410,977. On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Lawrence Kreisler, former Vice Chairman, converted the assumed MRTC liabilities of $410,977 into 1,400,000 shares of common stock in the Company. Simultaneously on December 16, 2003, Kevin Kreisler purchased the MRTC Debt of $370,000 from Lawrence Kreisler and converted it into 1,409,524 shares of common stock of the Company.

On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Kevin Kreisler also at this time converted all outstanding officer loans and deferred salaries from the current fiscal year, the Company's price-protection obligations in relation to deferred salaries and officer loans from prior periods previously paid with equity but for which additional equity was due, and other amounts due under the terms of Kevin
Kreisler's employment agreement into 3,131,222 shares of common stock in the Company. Additionally, Kevin Kreisler purchased other liabilities of the Company totaling $160,000 and converted these liabilities into 609,524 shares of common stock in the Company.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9         RELATED PARTY TRANSACTIONS (continued)

TRANSACTIONS RELATING TO THE CLOSING OF THE SENIOR
 LOAN IN DECEMBER 2003 (continued)

On December 16, 2003, and as a condition of the Company's closing of the Senior Loan, James Green, President and CEO, converted the Company's outstanding redemption and price-protection obligations relating to its May 2, 2003, acquisition of ESC into 3.3 million shares of common stock in the Company. Future redemptions are to be made on the basis of the market price of the Company's common stock at the time of any such redemption. All other terms and conditions of the ESC acquisition agreement remain in effect. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's President, James Green, retired 92,500 shares of common stock.

CONVERSION AND LOCK-UP OF CERTAIN AFFILIATE HOLDINGS RELATING TO THE CLOSING OF THE SENIOR LOAN IN DECEMBER 2003

In December 2003, Kevin Kreisler, James Green, Richard Krablin, Stephen Lewen, James Hanrahan, a former board member, and immediate family members of Kevin Kreisler converted 12,550,000 shares of Common Stock into 945,992 shares of Series B Preferred Stock in connection with the closing of the Senior Loan. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement (see Note 12, Stockholders' Equity, below). The shares of Common Stock that were converted into Series B Preferred Stock were contemporaneously recorded on the Company's books and records as cancelled.

ACQUISITION OF TECHNOLOGIES

In November 1997, the Company, upon ratification by its shareholders, executed its License Agreement with Lawrence Kreisler. Pursuant to this agreement, Lawrence Kreisler had granted the Company an exclusive license to his patent rights and the technologies upon which the Company was founded. Lawrence Kreisler was to receive royalty-fees under the License Agreement that were based on a per gallon rate which differed according to the type and quantity of material processed. This License Agreement carried a minimum 15-year term with an evergreen renewal provision. During 2003, the Company completed its 2001 agreement to buy-out the 1997 License Agreement and acquire the underlying patents for a total of $12.15 million. The purchase price was based on an independent valuation of the technologies and a discount to the royalties payable. The final payment of the buy-out was made in 2003 in the form of 6,601,373 shares of common stock and 1,881,366 shares Series A Preferred Stock that were issued to Lawrence Kreisler and his assigns (see Note 12, Stockholders' Equity, below).

OTHER RELATED PARTY TRANSACTIONS

During 2004 and 2003, the Company utilized the services of Candent Corporation for development and administration of its various management information systems. Candent is majority-owned by Kevin Kreisler's spouse. Such services approximated $87,000 and $150,000 for 2004 and 2003, respectively.

During 2003, the Company borrowed $251,000 from officers for general working capital purposes which amounts were repaid during 2003 in cash.

During the second quarter of 2003, the Company issued 750,000 shares of restricted common stock with an approximate fair value of $675,000 (see Note 5, Acquisition, above) to a former director for services related to the Company's 2003 business acquisitions.

During 2003, the Company borrowed $517,500 from an immediate family member of Kevin Kreisler at an interest rate of 2% per year and an initial stated term of 5 years. This debt was converted in 2003 into 647,500 shares of common stock (see Note 12, Stockholders' Equity, below).

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10       COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

During 2004, Veridium was party to certain material employment agreements with its Chief Executive Officer, President and Chief Operational Officer and Chief Compliance Officer. Each of these agreements call for an annual base salary of $150,000, reimbursement of business expenses, use of a Company automobile, periodic bonuses, and participation in any employee benefits provided to all employees of Veridium.

OPERATING LEASES

Veridium maintains its recycling operations and corporate offices at its facility located in Paterson, New Jersey, its technical services offices located in Plainville, Connecticut, and its Field Services and administrative offices in Sandwich, Massachusetts. The Paterson lease terms, which include a purchase option and provide for the base rent to be paid monthly over five years commencing December 2003. The Plainville lease is year to year payable in the amount of $1,633 per month. The EnviroSafe lease is a five-year term with a five year option with a monthly payment of $1,575. The lease obligations are as follows:

Year                                                          Operating Leases
-------------------------------------------------------------------------------
2005                                                           $      252,000
2006                                                                  242,400
2007                                                                  242,400
2008                                                                  242,400
2009                                                                    6,300
Thereafter                                                                --
                                                               --------------
   Total minimum lease payments                                $      985,500

In December 2002, Veridium entered into discussions with its landlord to exercise its option under their lease agreement to purchase the building they currently occupy as well as the property adjacent to their current building. In conjunction with these discussions, $100,000 is held in escrow by Veridium's attorney and is included in deposits as of December 31, 2003. In 2004 Veridium did not exercise its option to purchase the building. Management does not plan to exercise this option in 2005 and the deposit will be forfeited in that year. Accordingly, the deposit has been expensed in December 2004.

Veridium is also liable for its pro rated portion of real estate taxes. Rent expenses, including real estate taxes, were approximately $316,291 and $256,000 for 2004 and 2003, respectively.

CAPITAL LEASES

Veridium is obligated under capital leases for machinery and equipment and office equipment, computers and fixtures that expire in three to five years, and bear interest ranging from 6% to 14%. The following is a summary of future minimum payments under capital leases that have remaining non-cancelable lease terms in excess of one year at December 31, 2004:

Year                                                           Capital Leases
-----------------------------------------------------------------------------
2005                                                           $      136,416
2006                                                                   29,583
Thereafter                                                                 --
                                                               --------------
   Total minimum lease payments                                       165,999
Less imputed interest at interest
  rates ranging from 6.0% to 14.0%                                     11,136
                                                               --------------
   Present value of future minimum lease payments                     154,863
Less: current portion of capitalized lease obligations                124,686
                                                               --------------
Long-term capitalized lease obligations                        $       30,177
                                                               ==============

Assets capitalized under the above leases and included in property and equipment are as follows:

                                                      2004              2003
                                                  ----------------------------
Equipment                                         $   394,000      $  394,000
Less: accumulated amortization                        208,547         162,000
                                                  -----------      ----------
     Equipment under capital leases, net          $   185,453      $  232,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10       COMMITMENTS AND CONTINGENCIES  (CONTINUED)

LEGAL PROCEEDINGS

Veridium is party to the matter entitled Kerns Manufacturing Corp., v. KBF Pollution Management, Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The verified complaint seeks performance of certain agreements between the plaintiffs and KPMI and VEC, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the recent acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. Veridium incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this transaction. 1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding which shares Veridium is seeking to have cancelled. Veridium is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

Veridium is party to a matter entitled Stern & Co., v. Veridium Corporation. The action was filed in the United State District Court for the Southern District of New York on February 2, 2005. The Complaint seeks compensatory damages of approximately $150,000, interest, attorney's fees and costs for breach of contract. The matter is ongoing and we are therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time.

Veridium assumed and is party to various material administrative compliance proceedings for which Veridium has accrued $414,336 in potential expenses. Veridium is also involved in various collection matters for which vendors are seeking payment for services rendered and goods provided. These collection matters total $150,000.

OTHER CONTINGENCIES

Veridium is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which Veridium's operations would be adversely affected are subject to periodic renewal. Veridium anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Per FASB 143, Veridium has established a remediation accrual for the closure of its leased hazardous waste recycling and storage facility located at One Jasper Street in Paterson, NJ. The closure associated with these estimates are based on and represent costs that would be incurred by a third party being retained to conduct the closure. This amount was determined to be approximately $108,000 as of December 31, 2004.

Under Veridium's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $15,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, purchased a $75,000 debt payable to Lakeland Bank and assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation.

The Company has failed to comply with certain registration requirements for stock issued to certain debt holders.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11       INCOME TAXES

Veridium has incurred losses, which have generated net operating loss carryforwards for Veridium. As of December 31, 2004. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2004 and 2003, Veridium's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2004 and 2003 consisted of state income tax provisions. Deferred tax assets are as follows:

                                                2004             2003
                                            ----------------------------
Deferred Tax Assets:
Net operating loss carryforwards ........   $  4,169,000    $  3,883,000
Allowance for doubtful accounts .........         39,000          35,000
Severance ...............................        104,000            --
Property, equipment and intangible assets      6,092,000       4,400,000
                                            ------------    ------------
Total deferred tax assets ...............     10,404,000       8,318,000
Less: Valuation allowance ...............    (10,404,000)     (8,318,000)
                                            ------------    ------------
Net deferred tax assets .................   $       --      $       --
                                            ============    ============

Veridium  has  federal  and  state  net   operating   loss   carry-forwards   of
approximately $11,267,000 which expire through December 31, 2024.

12       STOCKHOLDERS' EQUITY

REVERSE STOCK-SPLIT AND REINCORPORATION MERGER

In September 2003, with the approval of Veridium's shareholders, Veridium completed a twenty to one reverse stock-split and reincorporation merger with its wholly-owned subsidiary, Veridium Corporation (see Note 1, Description of Business and Basis of Presentation, above). Shares of common stock referred to herein are of Veridium and, where relevant, have been converted into the equivalent number of shares of Veridium on a twenty to one basis, and the par value of Veridium's post-merger shares is $0.001 per share as compared to $0.00001 for the pre-merger shares.

AUTHORIZATION

In September 2003, Veridium's shareholders authorized the issuance of up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2004, the Company did not have sufficient shares of common stock authorized to accommodate conversion of all outstanding shares of preferred stock.

ANTI-DILUTION AND PRICE PROTECTION AGREEMENTS

During 2003, in consideration for certain equity transactions, one lender, various vendors and stockholders, and Kevin Kreisler received price protection benefits and/or anti-dilution coverage as part of their equity instruments. As a result of these agreements, the Company was required to issue approximately 4.5 million shares and 4.9 million shares common stock during 2004 and 2003 respectively, for no consideration. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

At December 31, 2004, GCS Investments, LLC ("GCS"), one of the Company's creditors, has an anti-dilution agreement in place to maintain its current ownership percentage of common stock at 4.95% of the issued and outstanding common stock. During 2004 and 2003, GCS Investments received -0- and 825,000 shares, respectively, pursuant to this agreement. As of December 31, 2004, no additional shares were due under this agreement, but additional shares may be due under this agreement upon any conversion of the company's various debentures with GCS and Laurus Master Fund, or in the event that the Company's preferred shares are converted into common shares. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

GreenShift Corporation ("GreenShift"), an affiliate of Kevin Kreisler, has an anti-dilution agreement in place to maintain its ownership percentage (relative to the acquisition by GreenShift of 750,000 shares of the Company's Series C Preferred Stock for $1.5 million in December 2004) at about 25% of the outstanding capital stock of the Company; the terms of the December 2004 GreenShift investment also provide for price protection in the amount of $1.5 million. Mr. Kreisler additionally has price protection rights relative to his purchase and conversion into restricted preferred stock of approximately $1.0 million of the Company's debt in December 2004. As of December 31, 2004, no additional shares were due under these agreements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       STOCKHOLDERS' EQUITY (CONTINUED)

ANTI-DILUTION AND PRICE PROTECTION AGREEMENTS (CONTINUED)

James Green has an anti-dilution agreement in place to maintain his ownership percentage at 10% of the outstanding capital stock of the Company until December 31, 2005. Mr. Green additionally has price protection rights relative to the Company's May 2003 acquisition from Mr. Green of EnviroSafe Corp., in the approximate amount of $333,000. During 2004 and 2003, Mr. Green received 180,000 shares of the Company's Series B Preferred Stock and 3.6 million shares of the Company's common stock, respectively, pursuant to these agreements. As of December 31, 2004, no additional shares were due under these agreements. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

Richard Krablin has an anti-dilution agreement in place to maintain his ownership percentage at 3% of the outstanding capital stock of the Company. During 2004 and 2003, Mr. Krablin received 47,383 shares of the Company's Series B Preferred Stock and 245,000 of the Company's common stock, respectively, pursuant to this agreement. As of December 31, 2004, no additional shares were due under this agreement. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

RM Jones & Co., Inc. ("Jones"), was provided with price-protection rights relative to the Company's various acquisition agreements with Jones. The price protection agreement was terminated in January 2005 after the company redeemed the equity due under the relevant agreement for about $260,000 in cash.

In addition to the agreements detailed above, nine shareholders had price protection agreements totaling about $485,000 as of December 31, 2004, corresponding to an expected additional 4,850,000 shares of common stock. This amount depends on a variety of factors including market price for the Company's common stock and whether any cash payments are made. Five of these agreements were terminated in the first quarter 2005 (see Note 14, Subsequent Events, below).

STOCK OPTIONS AND WARRANTS

During 2003, in connection with certain convertible debt agreements, Veridium recorded an adjustment to paid in capital of approximately $500,000 for the fair value, (as determined by the Black Scholes method), of issued warrants to purchase 1,325,000 shares, net of cancellations and forfeit shares, of common stock with an exercise price of $0.60 per share. These warrants expired December 31, 2004.

In connection with Veridium's completion of the Laurus Financing (see Note 7, Financing Arrangements, above), Veridium issued Laurus seven-year detachable warrants to purchase shares of Veridium's common stock as follows: 450,000 shares at $0.49, 400,000 shares at $0.54, and 250,000 shares at $0.58.
Additionally, and in further connection with the Laurus Financing, Veridium issued an additional 250,000 warrants at an exercise price of $0.50 per share to the holders of the CCS Debentures (see Note 7, Financing Arrangements, above). The Company recorded a Black Scholes value for these warrants of $310,305.

During 2004, Veridium issued options to purchase Veridium's common stock to various individuals as follows: 1,750,000 five year options exercisable at $0.12 per share were purchased for $100,000; 1,000,000 five year options exercisable at $0.20 per share were issued to an accredited investor incidental to an investment transaction (see below); 250,000 five year options exercisable at $0.05 per share were issued to GCS Investments relative to the renewal of GCS' Senior Loan to Veridium; 258,900 five year options exercisable at $0.05 per share were issued to the Company's independent directors; 500,000 five year options exercisable at $0.10 per share were issued to the former holders of Veridium's Minority Interest (see Note 8, Minority Interest, above); 775,000 five year options exercisable at $0.50 per share were accrued pending final conversion of Veridium's Minority Interest by all remaining Minority Interest investors; 1,770,000 five year options exercisable at $0.05 per share were issued to a number of employees; 100,000 five year options exercisable at $0.50 per share were issued to a former holder of Veridium's AMRC Debentures (see Note 7, Financing Transactions, above); 225,000 five year options exercisable into Veridium's Series B Preferred Stock at $1.25 per share were issued to three employees; and, 187,500 five year options exercisable into Veridium's Series B Preferred Stock at $4.00 per share, and 375,000 five year options exercisable into Veridium's Series C Preferred Stock at $4.00 per share were issued to GreenShift Corporation relative to its December 2004 investment transactions (see below).

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       STOCKHOLDERS' EQUITY (continued)

STOCK OPTION AND ISSUANCE PLANS

In September 2003, the Company's shareholders approved the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. An aggregate of 5,322,652 shares of Common Stock are reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

SUPPLEMENTAL DISCLOSURE FOR STOCK-BASED COMPENSATION

Veridium applies APB Opinion No. 25 and related Interpretations in accounting for its Plans and the analogous plans of Veridium. SFAS No. 123, "Accounting for Stock-Based Compensation", defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Veridium elected to continue to apply the accounting provisions of APB Opinion No. 25 for stock options. Activity under the Plan and issuances of warrants to new employees for the years ended December 31, 2004 and 2003 is as follows:

                                                                            Number of   Weighted Average
                                                                              Shares     Exercise Price
                                                                            ---------------------------
Outstanding at December 31, 2002 .........................................     1,092,798    $   2.00
   Granted at fair value .................................................    12,245,206        0.60
   Forfeited .............................................................    (2,830,104)       0.63
   Exercised .............................................................    (6,693,873)       0.68
                                                                              ----------    ---------

Outstanding at December 31, 2003 .........................................     3,814,027    $   0.88
   Granted at fair value (New options granted to employees as of 12/22/04)     8,953,900        0.60
   Forfeited (2003 Employee options recorded as cancelled as of 6/1/04) ..    (2,930,000)       0.63
   Exercised .............................................................         (--)          --
                                                                             -----------    --------
Outstanding at December 31, 2004 .........................................     9,700,427    $   0.47

Summarized information about Veridium's stock options and warrants outstanding at December 31, 2003 is as follows:

   Range of Exercise Prices        Number of       Weighted       Weighted                 Exercisable
                                                   Average                       -----------------------------------
                                                  Remaining
                                    Options      Contractual      Average        Number of Options  Weighted Average
                                  Outstanding        Life      Exercise Price                        Exercise Price
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
$0.40 to $0.99                        3,067,500           8.68           0.57         1,550,000                0.54
$1.00 to $8.00                          746,527           4.89           2.39           746,527                2.39
                                      ---------                                       ---------
                                      3,814,027                                       2,296,527

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       STOCKHOLDERS' EQUITY (continued)

SUPPLEMENTAL DISCLOSURE FOR STOCK-BASED COMPENSATION (continued)

Summarized information about Veridium's stock options and warrants outstanding at December 31, 2004 is as follows:

                                                   Weighted                                Exercisable
                                                   Average                       -----------------------------------
   Range of Exercise Prices        Number of      Remaining       Weighted
                                    Options      Contractual      Average        Number of Options  Weighted Average
                                  Outstanding        Life      Exercise Price                        Exercise Price
--------------------------------------------------------------------------------------------------------------------
$0.40 to $0.99                        8,953,900           5.90           0.27         6,408,900                0.30
$1.00 to $8.00                          746,527           3.89           2.39           746,527                2.39
                                      ---------                                       ---------
                                      9,700,427                                       7,155,427

Options exercisable at December 31, 2004 and 2003 were 7,155,427 and 2,296,527, respectively, with a weighted average exercise price of $0.47 and $1.08 per share, respectively. The fair value of each option granted during 2004 and 2003 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                            2004  2003
                                                          -------------
Dividend yield ...........................................   --    --
Expected volatility ......................................   69%   69%
Risk-free interest rate ..................................    2%    2%
Expected life ............................................ 5.90  8.57

There were no options granted at less than fair value during the periods presented. The weighted average fair value of options and warrants granted at fair value during 2004 and 2003 was calculated using the Black-Scholes valuation model to be $0.07 and $0.04 per share, totaling $595,868 and $477,676, respectively.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       STOCKHOLDERS' EQUITY (continued)

DEBT AND OTHER LIABILITIES SETTLED WITH COMMON STOCK

During 2004, Veridium issued a total of 1,474,682 shares of common stock upon the conversion of $560,000 in debt to unrelated parties, 1,195,848 shares of common stock upon the settlement of $93,998 in accounts payable and other liabilities due, and 400,000 shares of common stock upon the settlement of a dispute relating to an investment received in prior years.

During 2003, Veridium issued approximately 4,450,000 shares of common stock in settlement of approximately $1,458,000 of notes payable (see Item 9, Related Party Transactions, above). All accrued interest related to this transaction was forgiven.

During 2003, Veridium issued a total of 1,740,000 shares of common stock upon the conversion of $189,000 in debt to unrelated parties and 367,629 shares of common stock upon the settlement of $366,000 in accounts payable and other liabilities due.

On December 22, 2004, the Company closed on the sale of $1,035,124 of equity to Viridis, an affiliate of Kevin Kreisler, the Company's chairman, relative to Viridis' purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $109,000, (c) short term borrowings of $75,000, and (d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements, above). Viridis assigned its rights on this transaction to GreenShift, another affiliate of Kevin Kreisler, contemporaneously with closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B preferred stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B preferred stock for $4.00 per share.

STOCK AND OPTIONS ISSUED FOR SERVICES

During 2004, Veridium issued 25,000 shares of common stock with a value of $5,000, in exchange for services rendered, 375,000 options at an exercise price of $0.43 per share to consultants, and performance-based and vested options to purchase 1,770,000 shares of common stock at $0.05 per share, valued at $51,456 as determined under the Black-Scholes valuation model, and performance-based and vested options to purchase 225,000 shares of Veridium's Series B Preferred Stock at $1.00 per share, valued at $130,821 as determined under the Black-Scholes valuation model.

During 2003, Veridium issued 2,682,500 shares of common stock, with a value of $763,917, in exchange for services rendered, and performance-based and vested options to purchase 1,700,000 shares of common stock at $0.60 per share, valued at $695,530 as determined under the Black-Scholes model.

EXERCISE OF STOCK OPTIONS

In January 2003, an investor exercised an option to purchase 80,000 shares of common stock for $64,000. No options were exercised during 2004.

INVESTMENT ACTIVITY

In November 2003, and in connection with a required management contribution of the Senior Loan, Lawrence Kreisler purchased 208,333 shares of restricted common stock in the Company for $66,667. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's chairman, Kevin Kreisler, purchased 416,667 shares of restricted common stock in the Company for $133,333.

On November 2, 2004, the Company closed on the sale of $150,000 of equity to an accredited investor. In consideration of this amount, the Company issued to 46,875 shares of the Company's Series B preferred stock and an option to purchase an additional 1,000,000 shares of the Company's common stock for $0.10 per share.

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift. In consideration of $1,500,000, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C preferred stock for $4.00 per share.

During 2004, the Company additionally closed on the sale of 50,000 shares of the Company's stock for $5,000 to an accredited investor, a five year option to purchase 1,750,000 shares of the Company's common stock at $0.12 per share for $100,000 to an accredited investor, and $100,000 shares of the Minority Interest (see Note 8, Minority

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       STOCKHOLDERS' EQUITY (continued)

INVESTMENT ACTIVITY (continued)

Interest, above) was converted into 500,000 shares of Veridium's common stock and a five year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

In connection with a required management contribution of the Senior Loan, Lawrence Kreisler purchased 208,333 shares of restricted common stock and the Company for $66,667. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's chairman, Kevin Kreisler, purchased 416,667 shares of restricted common stock in the Company for $133,333.

SERIES A PREFERRED STOCK

In October 2003, Veridium issued as the final payment due on and in full satisfaction of all obligations pursuant to the patent acquisition agreement, 1,881,366 shares of Series A Preferred Stock to the former Vice-Chairman, Lawrence Kreisler, and his assigns. Each share of Series A Preferred Stock may be converted by the holder into one share of common stock and are subject to customary antidilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series A Preferred Stock has the equivalent voting power of five shares of Veridium's common stock. Each share of Series A Preferred Stock entitles its holder to receive a cumulative annual cash or stock dividend of equivalent value to any dividends paid on Veridium's common stock at the same one to five rate.

SERIES B PREFERRED STOCK

In December 2003, various parties converted shares of common stock into Series B Preferred Stock at the rate of twenty shares of common to one share of Series B Preferred Equity. The conversions included Kevin Kreisler (450,000 preferred shares), James Green (200,000 preferred shares), Richard Krablin (67,617 preferred shares), board members (42,125 preferred shares), Lawrence Kreisler, Veridium's former Vice-Chairman, a current employee (130,000 preferred shares) and other parties (56,250 preferred shares). Approximately 12,550,000 shares of common stock were exchanged in connection these agreements. During 2004, an additional 815,226 shares of Series B Preferred Stock were issued in connection with the transactions detailed above. The preferred shares may not be converted into common stock for two years in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Equity may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Equity has the equivalent voting power of twenty-five shares of Veridium's common stock. Each share of Series B Preferred Equity entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement.

SERIES C PREFERRED STOCK

The Series C Preferred Stock acquired by GreenShift (see above) in December 2004 may not be converted into common stock for two years in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designation of the Series C Preferred Stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of all Veridium's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of Veridium's common stock.

TREASURY STOCK

During 2004, Veridium redeemed 126,266 shares of common stock from Kevin Kreisler, and 1,000,000 shares of common stock from James Green per the Purchase and Sales agreement for ESC.

BENEFICIAL CONVERSION FEATURE

Due to the terms and conditions of the Laurus Master Fund financing arrangement, it had been determined to have a beneficial conversion feature because the fair market value of the common stock at the time of issuance was in excess of its conversion price.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a summary of supplemental disclosures of cash flow information:

                                                                                            2004           2003
                                                                                          ------------------------
Cash paid during the year for the following:
   Interest ...........................................................................   $  339,914   $  480,624
   Income Taxes
Supplemental Schedule of Non-Cash Investing and Financing Activities:
   Equipment acquired in exchange for stock ...........................................         --      1,890,000
   Stock used for services in connection with acquisitions ............................         --        675,000
   Long-term debt converted to minority interest ......................................         --        925,000
   Minority interest converted into common stock ......................................      100,000         --
   Long-term debt converted into convertible debentures ...............................         --      1,009,000
   Common stock issued in connection with acquisitions ................................         --        841,785
   Common stock issued upon settlement of payables ....................................         --        366,007
   Common stock issued in connection with financing and acquisitions ..................         --        464,500
   Proceeds from factoring of receivables utilized in acquisition of businesses .......         --      1,824,292
   Conversion of stock options in connection with patent acquisition ..................         --      5,081,587
   Stock options issued in payment of patent acquisition ..............................         --         79,158
   Issuance of preferred stock in payment of patent acquisition .......................         --      1,881,366
   Common stock issued for fixed assets ...............................................         --        300,000
   Purchase of fixed asset and incurrence of capital lease ............................         --         27,603
   Long-term debt and accounts payable converted to convertible debt ..................         --      1,184,065
   Conversion of related party loans and long-term debt into common stock .............         --      1,647,587
   Proceeds from long-term debt utilized in acquisitions ..............................         --        468,666
   Deferred financing costs utilized from loan proceeds ...............................         --        103,175
   Settlement of related party accounts payable and debt with the issuance of stock ...      105,107         --
   Value of warrants issued for deferred financing costs in connection with senior loan        7,268         --
   Value of beneficial conversion feature .............................................         --        340,000
   Value of warrants issued on convertible debt .......................................         --        500,413
   Equity issued for deferred financing costs .........................................       82,500         --
   Conversion of subordinate loan into equity .........................................      454,171         --
   Deferred financing costs associated with stock issuance ............................       50,000         --
   Issuance of warrants for deferred financing costs ..................................      489,229         --
   Settlement of accounts payable with short term notes ...............................      603,814         --
   Debt issued in connection with deferred financing costs ............................       30,500         --
   Acquisition of equipment with long-term debt .......................................      120,998         --
   Asset capitalized as part of asset retirement cost .................................       99,130         --
   In connection with the Laurus transaction:
     Debenture paid ...................................................................      250,000         --
     Payment of subordinate loan ......................................................      500,000         --
     Payment of term financing ........................................................      100,000         --
     Payment of accounts receivable due factor ........................................      470,762         --
     Prepaid expenses paid ............................................................       16,945         --
     Deferred financing costs paid ....................................................      179,376         --
   In connection with the Viridis Capital, LLC debt assumption for stock:
     Accrued interest .................................................................      271,124         --
     Settlement of convertible debenture - AMRC .......................................       89,000         --
     Settlement of convertible debenture - CCS Debenture ..............................      600,000         --
     Settlement of short term borrowings - line of credit .............................       75,000         --

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 SUBSEQUENT EVENTS

During the first quarter 2005 the Company issued 5,225,443 shares of its common stock relative to its various price protection agreements, five of which were cancelled during the first quarter. Included in these issuances was the final issuance of 1,200,000 shares under the Company's price protection agreement with Candent Corporation for development and administration of its various management information systems. Candent is majority-owned by Kevin Kreisler's spouse.

During February 2005, the Company closed on the sales of 350,038 shares of its common stock with GreenShift Corporation in return for $35,004 in cash, and issued 1,000,000 shares of its common stock to James Green, the Company's president and chief executive officer, pursuant to the Company's various agreements with Mr. Green pertaining to the acquisition by the Company of EnviroSafe Corp.

On April 1, 2005, the Company entered into an Asset Purchase Agreement with North Country Environmental Services, Inc. ("NCES"), pursuant to which the Company will acquire substantially all of NCES' assets used in its environmental services business in return for the assumption and pay off by the Company of liabilities totaling $533,000. This acquisition is expected to close during the second quarter of 2005.

A.  AUDITED FINANCIAL STATEMENTS - ENVIRONMENTAL SERVICES BUREAU
    UNIT OF R.M. JONES AND COMPANY, INC.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors,

Environmental Services Business Unit of R.M. Jones and Company, Inc.:

We have audited the accompanying statement of assets acquired and liabilities assumed of the Environmental Services Business Unit of R.M. Jones and Company, Inc. as of December 31, 2002 and 2001 and the related statements of revenues and expenses for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompanying financial statements were prepared solely to present the assets acquired and liabilities assumed of the Environmental Services Business Unit by Veridium Environmental Corporation, a wholly owned subsidiary of KBF Pollution Management, Inc. pursuant to the purchase agreement dated December 11, 2002 and amended April 25, 2003 and May 2, 2003 and the related revenue and operating expenses of the Environmental Services Business Unit, and are not intended to be a complete presentation of the assets and liabilities or the results of operation of the Environmental Services Business Unit of R.M. Jones and Company, Inc.

The accompanying financial statements have been prepared from the records maintained by R.M. Jones and Company, Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operation if the Environmental Services Business Unit had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and applicable to R.M. Jones and Company, Inc. as a whole.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of Environmental Services Business Unit of R.M. Jones and Company, Inc. as of December 31, 2002 and 2001 and the related revenues and expenses for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/WithumSmith+Brown P.C.
New Brunswick, New Jersey
July 19, 2003



      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.

              STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                                                          2002        2001
                                                         -----        ----
         ASSETS ACQUIRED
Current Assets:
   Cash ...........................................   $   48,296   $    3,455
   Accounts receivable, less allowance for doubtful
     accounts of $-0- in 2002 and $20,312 in 2001 .    1,986,516    1,879,864
   Other receivables ..............................        4,224       13,509
   Prepaid expenses ...............................       17,257       38,303
                                                      ----------   ----------
         Total Current Assets .....................    2,056,293    1,935,131

Property and Equipment, Net .......................       86,272      115,256

Due From Affiliates ...............................      425,891      324,058
                                                      ----------   ----------

         TOTAL ASSETS ACQUIRED ....................   $2,568,456   $2,374,445
                                                      ==========   ==========
         LIABILITIES ASSUMED

Current Liabilities:
   Note payable - bank ............................   $  734,660   $  426,586
   Accounts payable ...............................    1,313,417    1,326,674
   Accrued expenses ...............................      295,311      442,603
   Current maturities of long-term debt ...........       21,967       39,856
                                                      ----------   ----------
         Total Current Liabilities ................    2,365,355    2,235,719

Long-Term Debt, Net of Current Maturities .........       18,816       40,783
                                                      ----------   ----------

         TOTAL LIABILITIES ASSUMED ................   $2,384,171   $2,276,502
                                                      ==========   ==========

The Notes to Financial Statements are an integral part of these statements.


      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.
                   STATEMENTS OF RELATED REVENUES AND EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                    2002          2001
                                                    -----         -----
Revenues, Net ............................   $  9,796,374    $ 10,710,850

Cost of Sales ............................      7,550,158       8,209,036
                                             ------------    ------------

         Gross Profit ....................      2,246,216       2,501,814

Operating Expenses:
   General and administrative ............        784,134       1,010,387
   Selling ...............................      1,360,195       1,222,661
                                             ------------    ------------
         Total Operating Expenses ........      2,144,329       2,233,048
                                             ------------    ------------

Operating Income .........................        101,887         268,766

Other Income (Expense):
   Commission income .....................         16,828         111,167
   Interest Income .......................         25,684          16,909
   Miscellaneous income ..................         23,314          11,722
   Allocated expense .....................        (34,381)        (57,399)
                                             ------------    ------------
         Total Other Income (Expense), Net         31,445          82,399
                                             ------------    ------------

Net Income ...............................   $    133,332    $    351,165
                                             ============    ============

The Notes to Financial Statements are an integral part of these statements.

Note 1 - Description of Business:


The Environmental Services Business Unit (the "Jones Business") has operated as an operating segment within R.M. Jones and Company, Inc. ("RMJ"). The Jones Business provides hazardous waste management services and operates predominately in Connecticut and Massachusetts. The accompanying financial statements were prepared to present the assets acquired and liabilities assumed of the Jones Business, which was sold to Veridium Environmental Corporation ("Veridium"), pursuant to a purchase agreement, and the related revenue and operating expenses of the Jones Business and are not intended to be a complete presentation of the financial position and results of operations of the Jones Business. The related revenue and operating expenses include waste management revenue, cost of service revenue, and identified operating expenses for the Jones Business.

The Jones Business had no separate legal status as it was an integral part of RMJ's overall operations. As a result, separate financial statements have not been maintained for the operations sold to Veridium. The accompanying financial statements have been prepared from the historical accounting records of RMJ and do not purport to reflect the assets, liabilities, revenue, and direct operating expenses that would have resulted if the Jones Business had operated as an unaffiliated independent company. Since only certain assets are being sold and only certain liabilities are being assumed, statements of cash flows are not applicable.

Note 2 - Summary of Significant Accounting Policies:

Receivables and Credit Policies

Receivables are obligations due from customers under terms requiring payments up to sixty days from the date the services are rendered, depending on the customer. The Jones Business does not accrue interest on unpaid receivables.
Customer  receivable  balances  with  invoice  dates  over  ninety  days old are reviewed for delinquency. Management reviews these accounts taking into consideration the size of the outstanding balance and the past history with the customer. The carrying amount of receivables is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected.

Payments of accounts receivable are allocated to specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Revenue Recognition

Revenues and commission income from brokered product is recognized along with the related costs of disposal and/or transportation at the time of performance of services.

Property and Equipment

Depreciation of property and equipment is recorded using the straight-line method for financial reporting purposes over the estimated useful lives of the assets. Estimated lives for financial reporting purposes are as follows:

                                                       Estimated
      Asset                                          Life (Years)
Equipment and fixtures                                   3-7
Vehicles                                                   5

Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported accounts of assets, liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $14,838 in 2002 and $6,832 in 2001.

Income Taxes

A provision for income taxes has not recorded as the results of operations are included in the income tax returns of RMJ.

Retirement Plan

RMJ has a contributory savings plan for salaried employees meeting certain service requirements, which qualifies under Section 401(k) of the Internal
Revenue Code in which the employees of The Jones Business participated. Allocated contributions in the plan for 2002 and 2001 were $38,960 and $8,903, respectively for the Jones Business.

Concentration of Credit Risk

The Jones Business maintains cash balances, at times, with financial institutions, which are more than amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the risk negligible.

Note 3 - Property and Equipment:

The major classes of property and equipment at December 31, are summarized as follows:

                                 2002        2001
                                 ----        ----

Equipment and Fixtures ......   $100,440   $ 95,211
Vehicles ....................     92,454     92,454
                                --------   --------
                                 192,894    187,665
Less Accumulated Depreciation    106,622     72,409
                                --------   --------

Property and Equipment, Net .   $ 86,272   $115,256
                                ========   ========

During the years ended December 31, 2002 and 2001, depreciation expense was $34,213 and $65,662, respectively.

Note 4 - Related Party Transactions:

The Jones Business incurs transactions with several companies either directly or indirectly owned by the stockholders of RMJ or are controlled under common management. Included in cost of sales are purchases from related companies in the amount of $1,669,793 and $2,297,324 for the years ended December 31, 2002 and 2001, respectively. Sales to these companies amounted to $26,760 and $14,560 for 2002 and 2001, respectively.

Included in the balance sheet at December 31, 2002 and 2001 are accounts receivable in the amount of $59,464 and $87,148 and included in accounts payable is $160,663 and $518,375 of amounts due to/from affiliated companies, respectively.


Demand notes receivable from an affiliated company at December 31, are as follows:

                                 2002       2001
                                 ----      ----

Note - Interest at 6 percent   $281,813   $281,813
Note - Interest at 9 percent    130,000       --
Other Notes ................     14,078     42,245
                               --------   --------
                               $425,891   $324,058
                               ========   ========

Interest income on the above loans for the years ending December 31, 2002 and 2001 amounted to $25,684 and $16,909, respectively.

Note 5 - Note Payable - Bank:

The Jones Business has a $1,500,000 revolving bank line of credit. The line will expire on July 15, 2004. The line is collateralized by all the assets of RMJ. Interest is imputed at the bank's prime rate plus .25 percent (4.75 percent in total at December 31, 2002). The line of credit agreements contain certain financial covenants, which require, among other things, the maintenance of certain financial ratios. One of these covenants did not allow for RMJ to sell any of its assets. On December 11, 2002, the RMJ entered into an acquisition agreement to sell certain assets causing RMJ to be in technical default on the loans (see Note 8). At the time of closing the balance of the loan was repaid. Revolving line of credit advances are based on 80 percent of all eligible accounts receivable. The balance on the revolving line of credit at December 31, 2002 and 2001 was $734,660 and $426,586, respectively.

Note 6 - Long-Term Debt:

Long-term debt at December 31 consisted of the following:
                                                                                    2002       2001
                                                                                    ----       ----
Note Payable - Bank, final payments due through December 2004, interest at prime
rate plus .25 percent, collateralized by all assets of RMJ .....................   $37,634   $56,451

Note Payable - Bank, interest at 7.25 percent, due in monthly installments of
$823 including principal and interest to May 2003, collateralized by an
automobile .....................................................................     3,149    12,443

Note payable - Bank, due in monthly installments of $1,160 including principal
and interest to April 2002, collateralized by an automobile ....................      --       4,584

Note payable - Bank, due in monthly installments of $823, including principal
and interest to September 2002, collateralized by an automobile ................      --       7,161

Total ..........................................................................    40,783    80,639

Less Current Maturities ........................................................    21,967    39,856
                                                                                   -------   -------

Long-Term Debt, Net of Current Maturities ......................................   $18,816   $40,783
                                                                                   =======   =======


Aggregate maturities of long-term debt due within the next five years ending December 31, are as follows:

           Year                                          Amount

           2003                                       $     21,967
           2004                                             18,816
           2005 and thereafter                               --
                                                      ------------
           Total                                      $     40,783
                                                      ============

Note 7 - Commitments:

The  Jones  Business  leases  certain  office  equipment  under   non-cancelable
operating leases that expire at various times through July 2004. Total lease expense for 2002 and 2001 was $6,267 and $6,073, respectively.

The Jones Business also leases an automobile under a non-cancelable operating lease that expires in May 2003. The Jones Business is responsible for all insurance and maintenance on the vehicles. Total lease expense for 2002 and 2001 was $9,535 and $13,039, respectively, and is included in lease and rental expense.

Minimum future lease payments under all non-cancelable operating leases are as follows:

            Year                                      Amount

           2002                                      $      6,834
           2003                                             1,828
                                                     ------------
           Total                                     $      8,662
                                                     ============


Note 8 - Subsequent Event:

In May 2003, Veridium Environmental Corporation, a wholly owned subsidiary of KBF Pollution Management, Inc. ("KBF"), acquired a majority of the assets and assumed a majority of the liabilities of the Environmental Services Business Unit of R.M. Jones & Company, Inc. for approximately $2.4 million in cash and about $2.4 million in debt and equity in KBF. Included in the acquisition was 100 percent of the outstanding equity interest of Jones Environmental Services, LLC, which owns 100 percent of the outstanding equity interest of Jones Environmental Services (Northeast), Inc., the owner and operator of Jones' Massachusetts based treatment, storage and disposal facility. In conjunction with the transaction, the outstanding Note Payable - Bank was repaid in full.

B.  AUDITED FINANCIAL STATEMENTS - ENVIRO-SAFE CORPORATION

INDEPENDENT AUDITORS' REPORT


To the Board of Directors,
Enviro-Safe Corporation:

We have audited the accompanying balance sheets of Enviro-Safe Corporation as of December 31, 2002 and 2001 and the related statements of income, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro-Safe Corporation as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ WithumSmith+Brown P.C.
New Brunswick, New Jersey
July 18, 2003


                             ENVIRO-SAFE CORPORATION
                                  BALANCE SHEET
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                            2002          2001
                                                            ----          ----
         ASSETS
Current Assets:
   Cash ...............................................   $  40,557    $  27,136
   Accounts receivable, less allowance for doubtful
     Accounts of $1,190 in 2002 and $-0- in 2001 ......     249,596      180,981
   Prepaid expenses ...................................       7,228        8,500
                                                          ---------    ---------
         Total Current Assets .........................     297,381      216,617

Property and Equipment, Net ...........................     230,563       43,048

Deposits ..............................................         150          150
                                                          ---------    ---------

         TOTAL ASSETS .................................   $ 528,094    $ 259,815
                                                          =========    =========


         LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
   Accounts payable ...................................   $ 135,188    $  82,071
   Accrued expenses ...................................      79,389       52,664
   Stockholder loans payable ..........................      50,000      162,400
   Deferred taxes .....................................      17,675        3,622
   Current maturities of long-term debt ...............      57,994       17,274
                                                          ---------    ---------
         Total Current Liabilities ....................     340,246      318,031

Long-Term Debt, Net of Current Maturities .............     213,958       26,039

Stockholder's Deficiency:
   Common stock, no par value, 15,000 shares authorized
     and issued, 450 shares outstanding ...............       7,600        7,600
   Retained earnings ..................................     250,015      191,870
                                                          ---------    ---------
                                                            257,615      199,470
   Less treasury stock of 14,550 shares, at cost ......    (283,725)    (283,725)
                                                          ---------    ---------
         Total Stockholders' Deficiency ...............     (26,110)     (84,255)
                                                          ---------    ---------

         TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY   $ 528,094    $ 259,815
                                                          =========    =========

The Notes to Financial Statements are an integral part of these statements.



                             ENVIRO-SAFE CORPORATION
                             STATEMENT OF OPERATION
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                 2002           2001
                                                 ----           ----
Revenues, Net ............................   $ 1,795,453    $ 1,357,076

Cost of Sales ............................     1,435,545      1,092,795
                                             -----------    -----------

Gross Profit .............................       359,908        264,281

Operating Expenses:
   General and administrative ............       234,049        226,440
   Selling ...............................        29,482         12,947
                                             -----------    -----------
         Total Operating Expenses ........       263,531        239,387
                                             -----------    -----------

Operating Income .........................        96,377         24,894

Other Income (Expense):
   Interest income .......................          --              787
   Interest expense ......................       (12,646)        (4,576)
                                             -----------    -----------
         Total Other Income (Expense), Net       (12,646)        (3,789)
                                             -----------    -----------

Income Before Provision for Income Taxes .        83,731         21,105

Provision for Income Taxes ...............        25,586          5,790
                                             -----------    -----------

Net Income ...............................   $    58,145    $    15,315
                                             ===========    ===========


The Notes to Financial Statements are an integral part of these statements.




                             ENVIRO-SAFE CORPORATION
     CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                    Common Stock           Treasury Stock
                                                                                 Retained
                                  Shares      Amount      Shares      Amount     Earnings       Total
                                  ------      ------      ------      ------     --------       -----

Balance at January 1, 2000 .      15,000   $   7,600        --      $    --      $ 176,555   $ 184,155

Purchase of Treasury Shares         --          --        14,999     (292,480)        --      (292,480)

Sale of Treasury Shares ....        --          --          (449)       8,755         --         8,755

Net Income, 2001 ...........        --          --          --           --         15,315      15,315
                               ---------   ---------   ---------    ---------    ---------   ---------

Balance at December 31, 2001      15,000       7,600      14,550     (283,725)     191,870     (84,255)

Net Income 2002 ............        --          --          --           --         58,145      58,145
                               ---------   ---------   ---------    ---------    ---------   ---------

Balance at December 31, 2002      15,000   $   7,600      14,550    $(283,725)   $ 250,015   $ (26,110)
                               =========   =========   =========    =========    =========   =========

The Notes to Financial Statements are an integral part of these statements.


                             ENVIRO-SAFE CORPORATION
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                   2002         2001
                                                                   ----         ----
Cash Flows From Operating Activities:
   Net income ...............................................   $  58,145    $  15,315
   Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation ...........................................      84,095       23,766
     Deferred taxes .........................................      14,053       (5,512)
     Changes in:
       Accounts receivable ..................................     (68,615)     (10,842)
       Prepaid expenses .....................................       1,272       (1,574)
       Deposits .............................................        --           (150)
       Accounts payable .....................................      53,117      (15,287)
       Accrued expenses .....................................      26,725       53,353
                                                                ---------    ---------
         Net Cash Provided By Operating Activities ..........     168,792       59,069

Cash Flows Used In Investing Activities:
   Purchases of property and equipment ......................     (13,475)        --

Cash Flows From Financing Activities:
   Repayment of officer's loans payable .....................    (112,400)        --
   Payment of long-term debt ................................     (29,496)     (19,854)
   Proceeds from officer's loans payable ....................        --        162,400
   Sale of treasury stock ...................................        --          8,755
   Purchase of treasury stock ...............................        --       (292,480)
                                                                ---------    ---------
         Net Cash Used In Financing Activities ..............    (141,896)    (141,179)
                                                                ---------    ---------

Net Change In Cash ..........................................      13,421      (82,110)

Cash at Beginning of Year ...................................      27,136      109,246
                                                                ---------    ---------

Cash at End of Year .........................................   $  40,557    $  27,136
                                                                =========    =========


Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest ...............................................   $  15,046    $   2,176
     Income taxes ...........................................   $   9,226    $   6,287

   Supplemental disclosure of noncash financing and investing activities:
     Property and equipment acquired through the issuance
       of long-term debt ....................................   $ 258,135    $  25,444

      The Notes to Financial Statements are an integral part of these statements.

Note 1 - Nature of Business Operations:

Enviro-Safe Corporation ("Enviro-Safe") provides hazardous waste management services in Massachusetts, Rhode Island, and New Hampshire. It is licensed to transport all categories of toxic and hazardous waste, exclusive of radioactive materials in these states. Enviro-Safe is licensed in Massachusetts and Rhode Island to conduct cleanups of emergency spills.

Note 2 - Summary of Significant Accounting Policies:

Cash and Cash Equivalents

For purposes of the statements of cash flows, Enviro-Safe considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2002 and 2001 there were no cash equivalents.

Revenue Recognition

Revenue from by-product recovery operations and brokered product is recognized along with the related costs of treatment, disposal and/or transportation at the time of performance of services. Revenue from the direct sale of recovered commodities is recognized when title of the product passes.

Receivables and Credit Policies

Receivables are obligations due from customers under terms requiring payments up to sixty days from the date goods are delivered, depending on the customer. Enviro-Safe does not accrue interest on unpaid receivables. Customer receivable balances with invoice dates over ninety days old are reviewed for delinquency. Management reviews these accounts taking into consideration the size of the outstanding balance and the past history with the customer. The carrying amount of receivables is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected.

Payments of accounts receivable are allocated to specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Property and Equipment

Property and equipment is recorded at cost and is depreciated using the double declining and straight-line methods over the estimated useful lives of the respective assets. Estimated lives for financial reporting purposes are as follows: Estimated Asset Life (Years)

      Equipment and Fixtures                               5-10
      Vehicles                                              3-5

Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Income Taxes Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income taxes arise from timing differences between financial and tax reporting and relates primarily to depreciation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported accounts of assets, liabilities and contingent assets and liabilities of the financial statement date, and revenues and expenses during the reporting period. Actual results may differ from the estimates.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $250 in 2002 and $700 in 2001.

Concentration of Credit Risk

Enviro-Safe maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. Enviro-Safe has not experienced any losses in such accounts. Enviro-Safe believes it is not exposed to any significant credit risk on cash and cash equivalents.

Enviro-Safe, at times, has a concentration of their sales with a specific customer or industry. A loss of one of these major customers could adversely impact operating results. During the year ended December 31, 2002, Enviro-Safe had two major customers, one of which was a related party (see note 5) that accounted for 27 percent of total sales. No single customer accounted for more than 10 percent of sales in 2001.

Enviro-Safe may, at times, have a concentration of their accounts receivable with a specific customer. Accounts receivable outstanding relating to three major customers at December 31, 2002 and 2001 amounted to 40 and 49 percent of total receivables, respectively.

Financial Instruments

Enviro-Safe's financial instruments are cash, accounts receivable, accounts payable and long-term debt. The recorded values of cash, accounts receivable, accounts payable and accrued expenses approximate their fair market values based upon their short-term nature. The recorded value of long-term debt approximates their fair market values as interest approximates market rates.

Note 3 - Retirement Plan:

Enviro-Safe has a contributory thrift and savings plan meeting the requirements under Section 401(k) of the internal revenue code covering substantially all employees meeting certain eligibility requirements. The Company's contributions for 2002 and 2001 were $5,420 and $7,674, respectively.

Note 4 - Property and Equipment:

The major classes of property and equipment at December 31, are summarized as follows:

                                  2002        2001
                                  ----        ----

Equipment and Fixtures ......   $ 24,221   $ 16,205
Vehicles ....................    533,269    275,133
                                --------   --------
                                 557,490    291,338
Less Accumulated Depreciation    326,927    248,290
                                --------   --------

Property and Equipment, Net .   $230,563   $ 43,048
                                ========   ========

During the years ended December 31, 2002 and 2001, depreciation expense was $84,095 and $23,766, respectively.

Note 5 - Related Party Transactions:

In October 2001, a stockholder became the sole shareholder, of Enviro-Safe by purchasing 1 share of common stock from the other previous stockholders for $20. At the same time, Enviro-Safe purchased the remaining 14,499 outstanding shares (treasury stock) for $292,480.

In November 2001, the Sole Stockholder purchased an additional 224 shares of Treasury Stock for $4,368 and an affiliated company, (the Affiliated Company), purchased 225 shares of Treasury Stock for $4,387.

The Sole Stockholder was also an employee of the Affiliated Company, which is a stockholder customer and vendor of Enviro-Safe.

Enviro-Safe has a note payable to the Sole Stockholder for $50,000 and $162,400 as of December 31, 2002 and 2001, respectively. The note bears interest at nine percent per annum and is due February 2007. Interest expense on these loans was $8,280 and $2,400 for 2002 and 2001, respectively. The note was repaid in full in connection with the sale of Enviro-Safe (See Note 9).

Included in accounts receivable at December 31, 2002 and 2001 were $42,400 and $90 of amounts due from commonly controlled and owned companies. Sales to these companies amounted to $288,249 and $242 in 2002 and 2001, respectively.

Note 6 - Long-Term Debt:

Long-term debt at December 31, consisted of the following:
                                                                                  2002              2001
                                                                                  ----              ----
Note payable to Bank,  interest at 7.99 percent,
  paid March 2002,  secured by a vehicle.                                       $  --             $3,010

Note  payable,  interest  at 7.99  percent,  due
  February  2005,  secured  by a vehicle.                                         9,833           15,565

Note payable, interest at 0 percent, due
  November 2004, secured by a vehicle.                                           16,206           24,738

Note  payable,  interest  at 6.1  percent,  due
  September  2007,  secured  by a vehicle.                                       69,668               --
Subtotal                                                                        --------          --------
                                                                                 95,707           43,313



                                                                                  2002              2001
                                                                                  ----              ----
Subtotal, carryfoward                                                           $95,707          $43,313

Note payable, interest at 6 percent, due
September 2007, secured by a vehicle.                                            48,907               --

Note payable, interest at 5.9 percent, due
September 2007, secured by a vehicle.                                            58,791               --

Note payable, interest at 7.1 percent, due
November 2007, secured by a vehicle.                                             68,547               --
                                                                                --------        --------

Total Long-Term Debt                                                            271,952           43,313

Less Current Maturities                                                          57,994           17,274
                                                                                --------       ---------

Total Long-Term Debt, Net of Current Maturities                                $213,958         $ 26,039
                                                                               ========         ========

Aggregate maturities of long-term debt due within the next five years are as follows:

                           Year                                        Amount

                           2003$                                      57,994
                           2004                                       61,341
                           2005                                       52,225
                           2006                                       55,767
                           2007                                       44,625
                           --------------------------------------------------
                           Total                                  $  271,952
                                                                  ==========

Note 7 - Income Taxes:
The provision for income tax expense (benefit) consists of the following at December 31:

                                              2002                      2001
                                              ----                      ----

Current                                     $11,533                    $7,680
Deferred                                     14,053                   (1,890)
                                              ------                   ------
                  Total                     $25,586                    $5,790
                                            =======                    ======

Enviro-Safe's effective tax rate is different from the statutory rate primarily because of certain expenses, which are not deductible for tax purposes, and income, which is exempt from state and federal income taxes.

The components of deferred tax assets and liabilities are as follows as of December 31:

Deferred Tax Assets ......   $   --      $   --
Valuation Allowance ......       --          --
                             --------    --------
                             --------    --------
Deferred Tax Liability:
Property and Equipment ...    (17,675)     (3,622)
                             --------    --------
Net Deferred Tax Liability   $(17,675)   $ (3,622)
                             ========    ========

Note 8 - Commitments:

Enviro-Safe entered into a five-year lease for its operating facility in July 1999. Enviro-Safe has the option to renew the lease for a second and a third five-year term. Rent expense was $19,500 and $18,000 for the years ended December 31, 2002 and 2001, respectively.

The following is a schedule by year of future minimum lease payments, excluding renewal options required under the lease:

                      Year                                   Amount

                      2003                                   $18,000
                      2004                                    10,500
                                                              ------
                      Total                                  $28,500
                                                             =======

Note 9 - Subsequent Event:

In May 2003, Veridium Environmental Corporation, a wholly owned subsidiary of KBF Pollution Management, Inc. ("KBF"), acquired 100 percent of the outstanding equity interest of the Company for approximately $500,000 in equity in KBF. In conjunction with the transaction, the outstanding Shareholder loan payable was repaid in full.

C.  AUDITED FINANCIAL STATEMENTS - JONES ENVIRONMENTAL SERVICES, LLC
    AND SUBSIDIARY


INDEPENDENT AUDITORS' REPORT



To the Members,
Jones Environmental Services, LLC and Subsidiary:

We have audited the accompanying consolidated balance sheets of Jones Environmental Services, LLC and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations and members' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jones Environmental Services, LLC and Subsidiary as of December 31, 2002 and 2001 and the results of its operations - consolidated basis and its cash flows - consolidated basis for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/WithumSmith+Brown P.C.
New Brunswick, New Jersey
July 19, 2003


                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                2002           2001
                                                                ----           ----
         ASSETS

Current Assets:
   Cash .................................................   $    54,805    $    33,558
   Accounts receivable, net of allowance for doubtful
     accounts of $-0- in 2002 and $8,770 in 2001 ........       161,697        885,547
   Prepaid expenses .....................................        19,331         35,494
                                                            -----------    -----------
         Total Current Assets ...........................       235,833        954,599

Property and Equipment - Net ............................       435,100        259,189

Other Assets:
   Goodwill .............................................       240,000           --
   Capitalized permit costs - net .......................       373,517         65,493
   Deferred financing costs - net .......................         1,330          2,783
   Deposits .............................................         1,950          3,831
   Deferred tax assets ..................................        25,448           --
                                                            -----------    -----------
         Total Other Assets .............................       642,245         72,107
                                                            -----------    -----------

         TOTAL ASSETS ...................................   $ 1,313,178    $ 1,285,895
                                                            ===========    ===========


         LIABILITIES AND MEMBERS' EQUITY (DEFICIENCY)

Current Liabilities:
   Accounts payable .....................................   $    80,702    $   297,459
   Accrued expenses .....................................       249,400        386,111
   Notes payable to related parties .....................       591,813        559,813
   Deferred taxes .......................................        12,446           --
   Current maturities of long-term debt - related party .       100,000           --
                                                            -----------    -----------
         Total Current Liabilities ......................     1,034,361      1,243,383

Long-Term Debt, Net of Current Maturities - Related Party       300,000           --

Minority Interests ......................................          --           23,756

Members' Equity (Deficiency) ............................       (21,183)        18,756
                                                            -----------    -----------

         TOTAL LIABILITIES AND MEMBERS' EQUITY
           (DEFICIENCY) .................................   $ 1,313,178    $ 1,285,895
                                                            ===========    ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.


                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                      2002          2001
                                                                      ----          ----
Revenues, Net ................................................   $ 1,761,423    $ 3,434,353
Cost of Sales ................................................       895,663      2,473,427
                                                                 -----------    -----------

Gross Profit .................................................       865,760        960,926
Operating Expenses:

   General and administrative ................................       808,782        688,574
   Selling ...................................................        91,174        111,924
                                                                 -----------    -----------
         Total Operating Expenses ............................       899,956        800,498
                                                                 -----------    -----------

Operating (Loss) Income ......................................       (34,196)       160,428

Other Income (Expense):
   Interest income ...........................................           224         11,793
   Other income ..............................................         2,236          1,462
   Interest expense ..........................................       (41,580)       (35,238)
   Minority interests ........................................        23,756        (28,756)
                                                                 -----------    -----------
         Total Other Income (Expense), Net ...................       (15,364)       (50,739)
                                                                 -----------    -----------

(Loss) Income Before (Benefit from) Provision for Income Taxes       (49,560)       109,689

(Benefit from) Provision for Income Taxes ....................        (9,621)        55,383
                                                                 -----------    -----------

Net (Loss) Income ............................................       (39,939)        54,306

Members' Equity (Deficiency) - Beginning of Year .............        18,756        (35,550)
                                                                 -----------    -----------

Members' Equity (Deficiency) - End of Year ...................   $   (21,183)   $    18,756
                                                                 ===========    ===========



The Notes to Consolidated Financial Statements are an integral part of these statements.


                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                 2002          2001
                                                                 ----          ----
Cash Flows from Operating Activities:
   Net (loss) income ......................................   $ (39,939)   $  54,306
   Adjustment to reconcile net (loss) income
     to net cash provided by operating activities:
     Depreciation and amortization ........................     111,650       56,548
     Deferred income taxes ................................     (13,002)        --
     Minority interests ...................................     (23,756)      28,756
     Changes in:
       Accounts receivable ................................     723,850     (287,588)
       Inventory ..........................................        --          6,440
       Prepaid expenses ...................................      16,163      (19,386)
       Other assets .......................................       1,881       68,119
       Accounts payable ...................................    (216,757)      18,564
       Accrued expenses ...................................    (136,711)      95,029
                                                              ---------    ---------
         Net Cash Provided by Operating Activities ........     423,379       20,788

Cash Flows Used In Investing Activities:
   Purchase of property and equipment .....................    (212,132)      (8,230)

Cash Flows From Financing Activities:
   Purchase of treasury stock by subsidiary ...............    (222,000)        --
   Proceeds from loans to related parties .................     310,000         --
   Repayment of loans to related parties ..................    (278,000)        --
                                                              ---------    ---------
         Net Cash Used In Financing Activities ............    (190,000)        --
                                                              ---------    ---------

Net Increase in Cash ......................................      21,247       12,558

Cash - Beginning of Year ..................................      33,558       21,000
                                                              ---------    ---------

Cash - End of Year ........................................   $  54,805    $  33,558
                                                              =========    =========


Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest .............................................   $  33,111    $  27,824
     Income taxes .........................................   $  45,371    $  18,481

   Supplemental disclosure of non cash financing and
   investing activities:
       Acquisition of minority interest through issuance
       of long-term debt in the amount of $400,000 and cash
       of $222,000 were allocated to assets as
         follows:
           Permits ........................................   $ 382,000    $    --
           Goodwill .......................................   $ 240,000    $    --


The Notes to Consolidated Financial Statements are an integral part of these statements.

Note 1 - Nature of Business Operations:

Jones Environmental Services, LLC and Subsidiary ("JES") is engaged in the business of handling and disposing of hazardous waste through a permitted treatment storage and disposal facility located in Lowell, Massachusetts.

Note 2 - Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements of JES include the accounts of Jones Environmental Services, LLC and its wholly-owned subsidiary, Jones Environmental Services (Northeast), Inc. Prior to March 2002, the subsidiary was 50 percent owned, but is included in the consolidated financial statements due to the Company's control of the subsidiary's operations. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

For purposes of the statements of cash flows, JES considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2002 and 2001 there were no cash equivalents.

Revenue Recognition

Revenue from by-product recovery operations and brokered product is recognized along with the related costs of treatment, disposal and/or transportation at the time of performance of services. Revenue from the direct sale of recovered commodities is recognized when title of the product passes.

Deferred Financing Costs

Deferred financing costs, which represent charges associated with obtaining long-term financing, are capitalized. Costs associated with financing arrangements that are abandoned are written off in the period the potential financing effort is discontinued. Amortization of the financing costs begins when JES obtains its financing. At December 31, 2002 and 2001, accumulated amortization amounted to $5,927 and $4,474, respectively. Amortization expense for the years ended December 31, 2002 and 2001 amounted to $1,453. Projected amortization expense for 2003 is $1,330.

Capitalized Permit Costs

JES has incurred costs as part of the application process required to obtain a number of operating permits. These costs are amortized over the life of the permits upon the commencement of operations under each permit.

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within thirty days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Interest is not billed or accrued. Accounts receivable in excess of ninety days old are considered delinquent. Payment of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects JES' best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of ninety days from the invoice date. Based on this assessment of current creditworthiness, the Company estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves. JES reviews its valuation allowance on a quarterly basis.

Property and Equipment

Property and equipment is recorded at cost and is depreciated using the double declining and straight-line methods over the estimated useful lives of the respective assets. Estimated lives for financial reporting purposes are as follows: Estimated Asset Life (Years)

Buildings and Improvements   10-39
Equipment and Fixtures ...   5-7
Vehicles .................   3-5

Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Goodwill

Goodwill resulted from redemption of all outstanding shares owned by the acquisition of a former minority owner's interest in the Jones Environmental Services, LLC. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), effective January 1, 2002, goodwill and intangible assets with indefinite lives are no longer being amortized but are subject to impairment by applying a fair value based test. Prior to 2002, under SFAS No. 142, goodwill was amortized using the straight-line method over its estimated period of benefit of 15 years.

In accordance with SFAS No. 142, JES reviews the carrying value of goodwill and intangible assets with indefinite lives annually or in certain circumstances. JES measures impairment losses by comparing carrying value to fair value. Fair value is determined using the vest information available, which consists of reviewing prices for similar businesses.

Income Taxes

Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income taxes arise from timing differences between financial and tax reporting, and relates primarily to depreciation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make certain estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets, liabilities, and disclosure of contingent asset and liabilities at the dates of the financial statements, and revenues and expenses during the reporting periods. Actual results may differ from the estimates.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $195 in 2002 and $1,945 in 2001.

Concentration of Credit Risk

JES maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. JES believes it is not exposed to any significant credit risk on cash and cash equivalents.

Sales during 2002 and 2001 from JES' largest customer (R.M. Jones & Company, Inc., a related party) were approximately 93 percent and 67 percent, respectively, of the total sales. At December 31, 2002 and 2001, the aggregate accounts receivable from this customer approximated 99 percent and 60 percent, respectively, of total receivables.

Retirement Plan

JES has a contributory thrift and savings plan qualifying under Section 401(k) of the Internal Revenue Code. The plan covers salaried employees meeting certain eligibility requirements. JES'contributions for 2002 and 2001 were $14,996 and $2,361, respectively.

Note 3 - Acquisitions:

JES effectively acquired 100 percent interest in Jones Environmental Services, LLC in March 2002, when the subsidiary redeemed all outstanding shares of common stock from the minority shareholder. Prior to that date, JES owned 50 percent of the entity and recorded the appropriate minority interest liability. The acquisition was recorded using the purchase method of accounting.

Note 4 - Capitalized Permit Costs:

The costs and accumulated amortization of capitalized permit costs as of December 31, are summarized as follows:

                                    2002      2001
                                    ----      ----

Patents and License Fees .....   $546,872   $164,872
Less  Accumulated Amortization    173,355     99,379
                                 --------   --------
Patents and License Fees, Net    $373,517   $ 65,493
                                 ========   ========

Amortization expense amounted to $73,976 and $32,972 for the years ended December 31, 2002 and 2001, respectively. Projected amortization expense for the years ending December 31, is approximately as follows: 2003- $32,517; 2004 - $76,000; 2005 - $76,000; 2006 - $76,000 and 2007 - $36,000.


Note 5 - Property and Equipment:

The major classes of property and equipment at December 31, are summarized as follows:

                                    2002       2001
                                --------   --------

Land ........................   $ 20,000   $ 20,000
Building and Improvements ...    394,866    250,608
Equipment and Fixtures ......    103,681     64,852
Vehicles ....................     34,045      5,000
                                --------   --------
                                 552,592    340,460
Less Accumulated Depreciation    117,492     81,271
                                --------   --------

Property and Equipment, Net .   $435,100   $259,189
                                ========   ========

During the years ended December 31, 2002 and 2001, depreciation expense was $36,221 and $22,123, respectively.

Note 6 - Related Party Transactions:

JES conducts business with several companies either directly or indirectly owned by the members or under common management. Included in cost of sales are purchases from related companies in the amount of $-0- and $689 for the years ended December 31, 2002 and 2001, respectively. Sales to these companies amounted to $1,677,525 and $2,425,833 for 2002 and 2001, respectively.

Included in the consolidated balance sheets at December 31, 2002 and 2001 are accounts receivable in the amount of $160,615 and $518,375 and included in accounts payable is $14,819 and $12,219 of amounts due from/to affiliated companies, respectively.

The demand notes payable to related parties are as follows at December 31:
                                                2002       2001
                                                ----       ----

R.M. Jones & Company, Inc. (Interest at 6%)   $281,813   $281,813
R.M. Jones & Company, Inc. (Interest at 9%)    130,000       --
Green Management Corp. (Interest at 9%) ...    116,400       --
James Green (Interest at 9%) ..............     63,600       --
Lowell Properties, LLC (Interest at 6%) ...       --      278,000
                                              --------   --------
                                              $591,813   $559,813
                                              ========   ========

The accrued interest at December 31, 2002 and 2001 is $13,735 and $67,176, respectively, and is included in accrued expenses. Interest expense on related party loans amounted to $41,580 and $35,238, respectively, in 2002 and 2001.

On March 1, 2002, JES' subsidiary redeemed the 250 shares of stock owned by the minority shareholder for $622,000. The Company paid $222,000 at the closing and signed a promissory note (interest free) agreeing to pay the shareholder $100,000 annually for the next four years commencing March 1, 2003.

Consulting Agreement

JES had a consulting agreement with R.M. Jones & Company, Inc. to provide management services. JES incurred an expense of $10,000 in 2002 and $60,000 in 2001. The agreement was suspended in March 2002.

Note 7 - Commitments and Contingencies:

As part of the agreement to purchase the stock of Geochem, Inc. from William Connor in November 1988 (name changed to Jones Environmental Services (Northeast), Inc.), the Company agreed to pay International Resources, Ltd. a consulting fee of $200,000, payable over a period of six years in seventy-two monthly payments of $2,778. These payments were contingent upon the issuance by the Department of Environmental Protection of the Commonwealth of Massachusetts of the RCRA Part B Permit (Hazardous Waste Treatment Storage and Disposal Facility Permit) to JES' subsidiary. The Part B Permit was issued in August 2000, and the consulting agreement payments commenced at that time.

The Company leases equipment under operating leases that expire over the next four years. The lease obligations are as follows:

          Year                                                     Amount

          2003                                                   $    18,093
          2004                                                        13,252
          2005                                                         3,276
          2006                                                         1,638
                                                                 -----------
          Total                                                  $    36,259
                                                                 ===========

Rent expense was $18,093 in 2002 and $17,174 in 2001.

JES is subject to an environmental clean-up order mandated by the Commonwealth of Massachusetts. Management, along with its professional advisor, have estimated that additional cost of $63,716 will be incurred during 2003 and 2004. These costs have been accrued as of December 31, 2002, and are included in accrued expenses.

Note 8 - Income Taxes:

The provision for income tax expense (benefit) consists of the following:

             2002        2001
             ----        ----

Current    $  3,381    $ 55,383
Deferred    (13,002)       --
           --------    --------
Total ..   $ (9,621)   $ 55,383
           ========    ========


JES's total deferred tax liability, asset and deferred tax asset valuation allowance at December 31, are as follows:

                                                    2002         2001
                                                    ----         ----

Total Deferred Tax Liability:
              Property and equipment .........   $(12,446)   $   --
Total Deferred Tax Asset:
              Deferred expenses ..............     25,448        --
Less Valuation Allowance .....................       --          --
                                                 --------    --------
              Net Deferred Tax Liability Asset   $ 13,002    $   --
                                                 ========    ========

The Company's effective tax rate is different from the statutory rate primarily because of certain expenses, which are not deductible for tax purposes, and income, which is exempt from state and federal income taxes.

Note 9 - Subsequent Event:

In May 2003, Veridium Environmental Corporation, a wholly owned subsidiary of KBF Pollution Management, Inc., acquired 100 percent of the outstanding equity interest of the Jones Environmental Services, LLC.

D.  INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS -
    ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.





      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.
                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2003


      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.
              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                2003        2002
                                                ----        ----

     ASSETS
  Current ...............................   $1,954,260   $1,562,769
    Accounts receivable, net ............        6,825       12,620
    Prepaid expenses ....................        8,843        5,574
                                            ----------   ----------
        Total Current Assets ............    1,969,928    1,580,963

Property and Equipment, Net .............       79,488      125,445

Due from affiliates .....................      425,891      338,860
                                            ----------   ----------

TOTAL ASSETS ............................    2,475,307    2,045,268
                                            ==========   ==========

LIABILITIES
  Current
    Accounts payable ....................    1,380,726    1,097,500
    Current maturities of long-term debt        21,966       39,829
    Note payable - bank .................      741,596      654,231
    Accrued expenses ....................       92,968      117,929
    Taxes payable .......................       21,400         --
                                            ----------   ----------
        Total Current Liabilities .......    2,258,656    1,909,489

Long-term Debt, Net of Current Maturities       11,682       28,073
                                            ----------   ----------

TOTAL LIABILITIES ASSUMED ...............   $2,270,338   $1,937,562
                                            ==========   ==========


See accompanying notes to unaudited financial statements.


      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.
                        UNAUDITED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                      2003          2002
                                                      ----          ----

Revenues ......................................   $ 2,650,108    $ 2,169,838
Cost of revenues ..............................     2,075,740      1,617,823
                                                  -----------    -----------
    Gross Profit ..............................       574,368        552,015

Operating Expenses:
    General and administrative ................       185,825        162,673
    Selling and research and development ......       351,228        264,690
                                                  -----------    -----------
    Total Operating Expenses ..................       537,053        427,363

Operating Income (Loss) .......................        37,315        124,652

    Miscellaneous income, net .................         1,799         21,366
    Interest income (expense) .................        (8,855)        (8,368)
                                                  -----------    -----------
Total Other Income (Expense) Net ..............        (7,056)        12,998

Income (Loss) before Provision for Income Taxes        30,259        137,650

(Benefit from) Provision for Income Taxes .....          --             --
                                                  -----------    -----------

Net Income (Loss) .............................   $    30,259    $   137,650
                                                  ===========    ===========


See accompanying notes to unaudited financial statements.

      ENVIRONMENTAL SERVICES BUSINESS UNIT OF R.M. JONES AND COMPANY, INC.
                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003


Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and include the results of the Environmental Services Business Unit of R.M. Jones and Company, Inc. (the "Jones Business"). Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the Jones Business' management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which the company considers necessary for the fair presentation of the Jones Business' financial position as of March 31, 2003 and 2002 and the results of its operations for the three month periods ended March 31, 2003 and March 31, 2002. Results for the interim period are not necessarily indicative of results that may be expected for the entire year.

E.  INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS -
    ENVIRO-SAFE CORPORATION






                             ENVIRO-SAFE CORPORATION

                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED MARCH 31, 2003




                             ENVIRO-SAFE CORPORATION
                             UNAUDITED BALANCE SHEET
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002


                                                              2003         2002
                                                              ----         ----
     ASSETS
  Current ..............................................   $  22,131    $  23,747
    Accounts receivable, net ...........................     226,341      142,337
    Prepaid expenses ...................................       7,228        9,953
                                                           ---------    ---------
        Total Current Assets ...........................     255,700      176,037

Property and Equipment, Net ............................     204,085       52,364
                                                           ---------    ---------

TOTAL ASSET ............................................     459,785      228,401
                                                           =========    =========

LIABILITIES &STOCKHOLDERSS (DEFICIENCY)
  Current Liabilities:
    Accounts payable ...................................     167,878      146,215
    Current maturities of long-term debt ...............        --         40,057
    Stockholders loans payable .........................     100,000      100,000
    Taxes Payable ......................................      17,675       11,845
                                                           ---------    ---------
        Total Current Liabilities ......................     285,553      298,117

Long-term Debt, Net of Current Maturities ..............     207,868         --

Stockholders Equity (Deficiency):
    Common Stock, no par value, 15,000 shares authorized
       and issued, 450 shares outstanding ..............       7,600        7,600
    Retained Earnings ..................................     242,489      206,409
                                                           ---------    ---------
                                                             250,089      214,009
    Less treasury stock of 14,550 shares, at cost ......    (283,725)    (283,725)
                                                           ---------    ---------
         Total Stockholders (Deficiency) ...............     (33,636)     (69,716)

TOTAL LIABILITIES & STOCKHOLDERS  (DEFICIENCY) .........   $ 459,785    $ 228,401
                                                           =========    =========


See accompanying notes to unaudited financial statements.



                             ENVIRO-SAFE CORPORATION
                        UNAUDITED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002


                                                     2003           2002
                                                     ----           ----

Revenues ......................................   $ 342,299    $ 331,352
Cost of revenues ..............................     267,637      254,585
                                                  ---------    ---------
    Gross Profit ..............................      74,662       76,767

Operating Expenses:
    General and administrative ................      70,255       47,133
    Selling and research and development ......       6,212        5,964
                                                  ---------    ---------
    Total Operating Expenses ..................      76,467       53,097

Operating Income (Loss) .......................      (1,805)      23,670

Other Income (Expense):
    Interest income (expense) .................      (5,721)      (2,734)
                                                  ---------    ---------
Total Other Income (expense) Net ..............      (5,721)      (2,734)

Income (Loss) Before Provision for Income Taxes      (7,526)      20,936

(Benefit from) Provision for Income Taxes .....        --          6,397
                                                  ---------    ---------

Net Income (Loss) .............................   $  (7,526)   $  14,539
                                                  =========    =========


See accompanying notes to unaudited financial statements.



                            ENVIRO-SAFE CORPORATION.
                        UNAUDITED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                                2003        2002
                                                                ----        ----

Cash Flows From Operating Activities:
    Net Income ............................................   $ (7,526)   $ 14,539
    Adjustments to reconcile net income to net cash
       provided by operating activities:
    Depreciation: .........................................     26,478       4,950
    Changes in:
        Accounts receivable ...............................     23,255      38,644
        Prepaid expenses ..................................        150      (1,453)
        Deposits ..........................................       --           150
        Accounts payable ..................................     32,690      75,989
        Accrued expenses ..................................    (61,714)    (52,664)
        Deferred taxes ....................................    (17,675)     (3,622)
                                                              --------    --------
           Net Cash Provided (Used) by Operating Activities     (4,342)     76,533

Cash Flow Used in Investing Activities:
        Purchases of Property and Equipment ...............       --       (14,266)

Cash Flow From Financing Activities:
        Repayment of stockholder loan .....................    (50,000)    (62,400)
        Proceeds from long-term debt ......................     42,006      22,783
        Payment of long-term debt .........................     (6,090)     26,039)
                                                              --------    --------
            Net Cash Used in Financing Activities .........    (14,084)    (65,656)

Net Change in Cash ........................................    (18,426)     (3,389)

Cash at Beginning of Period ...............................     40,557      27,136
                                                              --------    --------

Cash at End of Period .....................................   $ 22,131    $ 23,747
                                                              ========    ========

Supplemental Disclosure of Cash Flow Information:
    Cash paid during the year for:
        Interest ..........................................   $  5,720    $  3,775



See accompanying notes to unaudited financial statements.

                             ENVIRO-SAFE CORPORATION
                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003



Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and includes the results of Enviro-Safe Corporation ("Enviro-Safe"). Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of Enviro-Safe's management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which the company considers necessary for the fair presentation of Enviro-Safe's financial position as of March 31, 2003 and 2002 and the results of its operations and its cash flows for the three month periods ended March 31, 2003 and March 31, 2002. Results for the interim period are not necessarily indicative of results that may be expected for the entire year.

F.  INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS -
    JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY





                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003



                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                             UNAUDITED BALANCE SHEET
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                                                2003            2002
                                                                ----            ----
ASSETS
  Current
    Cash ................................................   $    11,789    $   (55,856)
    Accounts receivable, net ............................        94,696        373,961
    Prepaid expenses ....................................        48,118         43,906
                                                            -----------    -----------
        Total Current Assets ............................       154,603        362,011

Property and Equipment, Net .............................       424,623        408,231

Other Assets:
    Goodwill ............................................       240,000        240,000
    Capitalized permit costs-net ........................       393,483        437,285
    Deferred financing costs-net ........................         5,958          4,390
    Deferred tax assts ..................................        25,448           --
    Security deposits ...................................         1,950          3,831
                                                            -----------    -----------
        Total Other Assets ..............................       666,839        685,506

TOTAL ASSET .............................................     1,246,065      1,455,748
                                                            ===========    ===========

LIABILITIES & MEMBERS' EQUITY (DEFICIENCY)
  Current Liabilities:
    Accounts payable ....................................       171,552        335,799
    Accrued expenses ....................................       132,689        121,437
    Taxable payable .....................................         3,381           --
    Notes due to related parties ........................       591,813        480,000
    Deferred taxes ......................................          --             --
    Current maturities of long-term debt-related parties        100,000           --
                                                            -----------    -----------
                                                                999,435        937,236

Long-term Debt, Net of Current Maturities-Related Parties       300,000        461,813

Minority Interests ......................................          --           23,756

Members' Equity (Deficiency) ............................       (53,370)        32,943
                                                            -----------    -----------

TOTAL LIABILITIES & MEMBERS' EQUITY (DEFICIENCY) ........   $ 1,246,065    $ 1,445,748
                                                            ===========    ===========

See accompanying notes to unaudited financial statements.



                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                        UNAUDITED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                     2003          2002
                                                     ----          ----

Revenues ......................................   $ 398,162    $ 700,385
Cost of Revenues ..............................      22,739      410,823
                                                  ---------    ---------
    Gross Profit ..............................     375,423      289,562

Operating Expenses:
    General and administrative ................     320,327      180,706
    Selling and research and development ......      87,483       89,721
                                                  ---------    ---------
    Total Operating Expenses ..................     407,810      270,427

Operating Income (Loss) .......................     (32,387)      19,135

    Miscellaneous income, net .................        --          1,855
    Minority interest .........................        --         23,756
    Interest income (expense) .................        --         (6,800)
                                                  ---------    ---------
Total Other Income (Expense) Net ..............        --         18,811

Income (Loss) Before Provision for Income Taxes     (32,387)      37,946

(Benefit from) Provision for Income Taxes .....        --           --
                                                  ---------    ---------

Net Income (Loss) .............................   $ (32,387)   $  37,946
                                                  =========    =========

See accompanying notes to unaudited financial statements.


                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                        UNAUDITED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002


                                                                 2003         2002
                                                                 ----         ----

     Cash Flows From Operating Activities:
    Net Income ............................................   $ (32,387)   $  37,946
    Adjustments to reconcile net income to net cash
       provided by operating activities:
    Depreciation and amortization .........................      18,399       11,631
    Changes in:
        Accounts receivable ...............................      67,001      511,586
        Prepaid expenses ..................................     (28,787)      (8,412)
        Deposits ..........................................        --           --
        Deferred financing costs ..........................      (4,628)      (1,607)
        Accounts payable ..................................      90,850       14,581
        Accrued expenses ..................................    (113,330)    (264,674)
        Deferred taxes ....................................     (12,446)        --
                                                              ---------    ---------
           Net Cash Provided (Used) by Operating Activities     (15,328)     301,051

Cash Flow Used in Investing Activities:
        Purchases of Property and Equipment ...............     (27,688)    (550,465)

Cash Flow From Financing Activities:
        Purchase of treasury stock by subsidiary ..........        --       (222,000)
        Repayment of loans to related parties .............        --        (79,813)
        Proceeds from loans to related parties ............        --        461,813
                                                              ---------    ---------
            Net Cash Used in Financing Activities .........        --        160,000

Net Change in Cash ........................................     (43,016)     (89,414)

Cash at Beginning of Period ...............................      54,805       33,558
                                                              ---------    ---------

Cash at End of Period .....................................   $  11,789    $ (55,856)
                                                              =========    =========

Supplemental Disclosure of Cash Flow Information:
    Cash paid during the year for:
        Interest ..........................................   $    --      $   1,390


See accompanying notes to unaudited financial statements.

                JONES ENVIRONMENTAL SERVICES, LLC AND SUBSIDIARY
                INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003



Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and include the results of Jones Environmental Services, LLC and Subsidiary ("JES"). Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of JES' management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which the company considers necessary for the fair presentation of JES' financial position as of March 31, 2003 and 2002 and the results of its operations and its cash flows for the three month periods ended March 31, 2003 and March 31, 2002. Results for the interim period are not necessarily indicative of results that may be expected for the entire year.

G.  PRO FORMA FINANCIAL INFORMATION

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On May 6, 2003, KBF Pollution Management, Inc. ("the Company ") completed its acquisition of the Environmental Services Business Unit of R.M. Jones and Company, Inc., Enviro-Safe Corporation and Jones Environmental Services, LLC and Subsidiary ("the Businesses") pursuant to Asset Purchase Agreements (the "Agreement") dated December 11, 2002 and amended April 25, 2003 and May 2, 2003. Under the terms of the Agreement, the Company paid approximately $ 2.4 million in cash and about $2.9 million in debt and equity in KBF.. The Agreement does allow for an adjustment to the overall purchase price based on the working capital at closing.

The following unaudited pro forma financial statements of the Company present the unaudited pro forma combined statements of operations for the twelve months ended December 31, 2002, the three months ended March 31, 2003 and the unaudited pro forma combined balance sheet at March 31, 2003, as if the acquisition of the Businesses had occurred on January 1, 2003.

The pro forma adjustments represent, in the opinion of management, all adjustment necessary to present the Company's pro forma results of operations and financial position in accordance with Article 11 of SEC Regulation S-X base upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited pro forma financial statements presented herein do not purport to present what the Company's financial position or results of operations would actually have been had the events leading to the pro forma adjustments in fact occurred on the date or at the beginning of the periods operations for any future date or period.

The Businesses statement of operations included in the accompanying pro forma statement of operations were derived from unaudited quarterly financial data.

The unaudited pro forma financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto and management's discussion and analysis thereof, included in the Company's annual and quarterly reports and the Businesses financial statements included herewith.



                 KBF POLLUTION MANAGEMENT, INC. AND SUBSIDIARIES
                        UNAUDITED PRO FORMA BALANCE SHEET

                                             Environmental
                                  KBF          Services         Jones
                               Pollution       Business      Environmental
                              Management,    Unit of R.M.     Services LLC
                               Inc. and        Jones            and LLC      Enviro-Safe     Pro Forma
                              Subsidiaries  Company, Inc.     Subsidiary     Corporation     Adjustments      Pro Forma
                              ------------  -------------     ----------     -----------     -----------      ---------
ASSETS
  Current
    Cash                           58,657             --        11,789        22,131       -           --      92,577
    Accounts receivable, net      395,713      1,954,260        94,696       226,341     (3)    (250,000)   2,421,010
    Inventories                     9,943             --            --            --       -           --       9,943
    Prepaid expenses              207,068          6,825        48,118         7,228       -           --     269,239
    Other assets                    9,766          8,843            --            --       -           --      18,609
                              ------------ -------------- ------------- -------------         ------------ -----------
         Total Current            681,147      1,196,928       154,603       255,700       -    (250,000)   2,811,378
Assets

Property and Equipment, Net     4,167,475         79,488       424,623       204,085     (4)           --   4,875,671

Other Assets:
    Goodwill                           --      (204,968)       240,000            --     (2)    3,534,000   3,569,032
    Due from affiliates                --        425,891            --            --     (1)    (411,813)      14,078
    Licenses and patents        5,333,012             --            --            --       -           --   5,333,012
    Permit costs                   55,929             --       393,483            --     (2)      275,000     724,412
    Deferred tax asset                 --             --        25,448            --       -           --      25,448
    Financing costs, net          222,811             --         5,958            --       -           --     228,769
    Security deposit               63,032             --         1,950            --       -           --      64,981
                              ------------ -------------- ------------- -------------         ------------ -----------
        Total Other Assets      5,674,784        220,923       666,839            --       -    3,397,187   9,959,732

TOTAL ASSETS                   10,523,406      2,270,339     1,246,065       459,785       -    3,147,187  17,646,781
                              ============ ============== ============= =============         ============ ===========

LIABILITIES
  Current
    Accounts payable            1,882,831      1,380,726       171,552       132,878     (3)    (250,000)   3,213,671
    Due to affiliates             441,817             --       591,813            --  (1),(2)   (591,813)     441,817
    Current maturity of LTD       642,849         21,966       100,000       100,000     (2)      100,000     964,813
    Line of credit                     --        741,596            --            --     (2)    1,139,000   1,880,596
    Accrued expenses                   --         92,968       136,070            --       -           --     225,657
    Taxable payable                    --         21,400            --        17,675       -           --      42,456
    Other                          75,078             --            --            --       -           --      75,078
                              ------------ -------------- ------------- -------------         ------------ -----------
                                3,042,573      2,258,656       999,435       250,553       -      397,187   6,844,088
  Long Term
    LTD Less Current
Maturities                      1,500,000         11,682       300,000       207,868     (2)    2,150,000   4,169,550
    Other                         151,551             --            --            --       -           --     151,551
                              ------------ -------------- ------------- -------------         ------------ -----------
        Total Long-Term Debt    1,651,551         11,682       300,000       207,868            2,150,000   4,321,101

STOCKHOLDERS EQUITY
    Common stock               18,921,243             --            --         7,600     (2)      600,000  19,528,843
    Retained earnings         (13,079,133)            --      (53,370)       277,489       -           --  (12,750,698)
    Treasury stock               (12,828)             --            --     (283,725)       -           --   (296,553)
                              ------------ -------------- ------------- -------------         ------------ -----------
                                5,829,282             --        50,946         1,364       -      600,000   6,481,592

TOTAL LIABILITIES &
 RETAINED EARNINGS            10,523,406      2,270,339     1,246,065       459,785       -    3,147,187  17,646,781
                              ============ ============== ============= =============         ============ ===========


See accompanying notes to unaudited pro forma Statement of Operations.



                 KBF POLLUTION MANAGEMENT, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

                                                     Environmental
                                           KBF          Services         Jones
                                        Pollution       Business      Environmental
                                       Management,    Unit of R.M.     Services LLC
                                        Inc. and        Jones            and LLC      Enviro-Safe     Pro Forma
                                       Subsidiaries  Company, Inc.     Subsidiary     Corporation     Adjustments      Pro Forma
                                       ------------  -------------     ----------     -----------     -----------      ---------
Revenues                                                                            $              (1)               $
                                       $ 3,980,391    $ 9,796,374      $ 1,761,453   1,795,453          (2,681,063)  $14,652,578
Cost of Revenues                         3,781,496      7,550,158          895,663   1,435,545  (1),(2) (2,606,063)   11,056,799
                                    --------------- -------------- ---------------- -----------         ------------ ------------
    Gross Profit                           198,895      2,246,216          865,760     359,908       -           --    3,595,779

Operating Expenses:
    General and administrative           2,258,258        784,134          808,782     234,049     (2)    (240,000)    3,845,223
    Selling and research and                                                                         -
development                                251,572      1,360,195           91,174      29,482                   --    1,732,423
    Loss on impairment of                                                                            -
long-lived assets                        2,541,748             --               --          --                   --    2,541,748
                                    --------------- -------------- ---------------- -----------         ------------ ------------
                                         5,051,578      2,144,329          899,956     263,531       -    (240,000)    8,119,394

Operating Income (Loss)                (4,852,683)        101,887         (34,196)      96,377       -      240,000  (4,523,615)

    Write-off of deferred                                                                            -
financing costs                          (335,403)             --               --          --                   --    (335,403)
    Write-off of fixed assets            (156,955)             --               --          --       -           --    (156,955)
    Commission income                           --         16,828               --          --       -           --       16,828
    Miscellaneous income, net               35,813         23,314            2,236          --       -           --       61,363
    Allocated expense                           --       (34,381)               --          --     (2)       34,381           --
    Minority interest                           --             --           23,756          --       -           --       23,756
    Interest income (expense)            (152,916)         25,684         (41,236)    (12,646)     (3)        7,800    (173,434)
                                    --------------- -------------- ---------------- -----------         ------------ ------------
Total Other Income                       (609,461)         31,445         (15,364)    (12,646)       -       42,181    (563,845)

Income (Loss) Before Provision for
   Income Taxes                        (5,462,144)        133,332         (49,560)      83,731       -      207,181  (5,087,460)

(Benefit from) Provision for                                                                         -
Income Tax                                   1,954             --          (9,621)      25,586                   --       17,919
                                    --------------- -------------- ---------------- -----------         ------------ ------------

Net Income (Loss)                     $(5,464,098)      $ 133,332       $ (39,939)      58,145       -    $ 207,181  $(5,105,379)
                                    =============== ============== ================ ===========         ============ ============



See accompanying notes to unaudited pro forma Statement of Operations.



                 KBF POLLUTION MANAGEMENT, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003



                                                     Environmental
                                           KBF          Services         Jones
                                        Pollution       Business      Environmental
                                       Management,    Unit of R.M.     Services LLC
                                        Inc. and        Jones            and LLC      Enviro-Safe     Pro Forma
                                       Subsidiaries  Company, Inc.     Subsidiary     Corporation     Adjustments      Pro Forma
                                       ------------  -------------     ----------     -----------     -----------      ---------


Revenues                               $ 1,010,694    $ 2,650,108    $  398,162      $ 342,299     (1)  $ (822,650)  $ 3,578,613
Cost of Revenues                           815,356      2,075,740        22,739        267,637  (1),(2)   (803,800)    2,377,572
                                       ------------ -------------- ------------- --------------         ------------ ------------
    Gross Profit                           195,338        574,368       375,423         74,662       -     (18,750)    1,201,041

Operating Expenses:
    General and administrative             362,136        185,825       320,327         70,255     (2)     (70,000)      868,543
    Selling and research and                                                                         -
development                                117,626        351,228        87,483          6,212                   --      562,539
                                       ------------ -------------- ------------- --------------         ------------ ------------
                                           479,752        537,053       407,810         76,467       -     (70,000)    1,413,082

Operating Income (Loss)                  (284,414)         37,315      (32,387)        (1,805)       -      51,2500    (230,041)

    Miscellaneous Income, Net                   --          1,799            --             --       -           --        1,799
    Interest Income (Expense)             (42,846)        (8,855)            --        (5,721)     (3)        1,950     (55,472)
                                       ------------ -------------- ------------- --------------         ------------ ------------
Total Other Income (Expense) Net          (42,846)        (7,056)            --        (5,721)       -        1,950     (53,673)

Income (Loss) Before Provision for
   Income Taxes                          (327,260)         30,259      (32,387)        (7,526)       -       53,200    (283,714)

(Benefit from) Provision for Income                                                                  -
Tax                                            200             --            --             --                   --          200
                                       ------------ -------------- ------------- --------------         ------------ ------------
Net Income (Loss)                       $(327,460)      $  30,259    $ (32,387)      $ (7,526)       -     $ 53,200  $ (283,914)
                                       ============ ============== ============= ==============         ============ ============


See accompanying notes to unaudited pro forma Statement of Operations.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Notes to unaudited pro forma balance sheet for three months ended March 31, 2003.

(1) Represents the elimination and payoff of related party debt based on the entities being combined.

(2) This adjustment represents the purchase price paid for the three business purchased. The Company paid approximately $2.4 million in cash and about $2.4 million in debt and equity in KBF.

(3) Represents the elimination of intercompany receivables and payables of the combined businesses.

(4) Property and equipment is shown without the value of the assets acquired by the Company in its acquisition of Vulcan Waste Systems, Inc., due to the fact that the acquisition is subject to reversal.

Notes to unaudited pro forma statement of operations for the twelve months ended December 31, 2002 and three months ended March 31, 2003.

(1)  Elimination of intercompany revenues and costs of revenues.

(2) Represents expenses the Company estimates would not be incurred had it operated the business for the period presented offset by amortization of permit costs amortized over a life of seven years.

(3) Represents interest expense on debt, which would not have been outstanding for the period presented offset by the interest expense on acquisition debt as if the transaction took place at the beginning of the period presented.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

     Under the Delaware General Corporation Law, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation. In an action by or in the right of the corporation to procure a judgment, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (1) a threatened action or a pending action which is settled or otherwise disposed of or (2) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     No indemnification may be made if (1) a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of dishonesty and were material to the cause of action or (2) resulted in financial gain or other advantage to which he or she was not legally entitled.

     Indemnification under the DGCL is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions, or individual agreements.

     Our bylaws allow for indemnification to the full extent of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                    Amount
                                                                -------------
Registration Fee                                                $          91
Printing                                                                    *
Legal Fees and Expenses                                                     *
Accounting Fees and Expenses                                                *
Transfer Agents and Registrars Fees                                         *
                                                                -------------
     Total Fees                                                 $           *
                                                                =============

* To be added by amendment.

     The above fees will be paid by us and not by the selling stockholders.

Item 26.          Recent Sales of Unregistered Securities

     We entered into a purchase agreement with the Laurus Funds dated March 31, 2004. Under the terms of the purchase agreement, Laurus purchased warrants to purchase 1,100,000 shares of our common stock and 9% convertible debentures. The debentures are currently convertible into 3,895,348 shares of our common stock. We also entered into purchase agreements with the CCS Investors in May and July 2003. Under the terms of the purchase agreement, the CCS Investors purchased warrants to purchase 1,075,000 shares of our common stock and 12% convertible debentures. The debentures are currently convertible into 1,000,000 shares of our common stock. We relied on the exemption form registration with the Securities and Exchange Commission provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D.


Item 27.          Exhibits

Exhibit Number                 Description

3.1*                           Certificate of Incorporation
3.1(a)*                        Certificate of Designation for Series A Preferred Stock
3.1(b)*                        Certificate of Designation for Series B Preferred Stock
3.1(c)*                        Certificate of Designation for Series C Preferred Stock
3.2 *                          Bylaws
3.3*                           Plan of Merger
3.4*                           Form of Common Stock Certificate
4.1*                           Acquisition  Agreement and Amendment,  dated as of December 11, 2002, and May 2, 2003, by and between R.M. Jones & Co., Inc. and Veridium Environmental Corporation.
4.2*                           Revised  Purchase  Agreement,  dated May 2, 2002,  by and  between  James F. Green and
                               Veridium Environmental Corporation
4.4                            Convertible Debenture issued to CCS
4.5                            Warrants issued to CCS
4.6*                           Convertible Debenture issued to Laurus
4.7*                           Security Agreement with Laurus
4.8 *                          Registration Rights Agreement with Laurus
4.9*                           Warrant issued to Laurus
5.1                            Opinion of McCarter & English, LLP
23.1                           Consent of WithumSmith + Brown, P.C.
23.2                           Consent of  McCarter & English,  LLP  (included  in Exhibit  5.1 to this  Registration
                               Statement)

* Exhibits incorporated by reference from Veridium Corporation's 2004 Form 10KSB filing on March 31, 2005.

Item 28.          Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Paterson, New Jersey, on May 28, 2004.

VERIDIUM CORPORATION

              /S/      KEVIN E. KREISLER
              --------------------------
By:                    KEVIN E. KREISLER
                       Chairman
Date:                  April 12, 2005

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Kevin Kreisler as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

VERIDIUM CORPORATION

                /S/      KEVIN E. KREISLER
                --------------------------
By:                      KEVIN E. KREISLER
                         Chairman
Date:                    April 12, 2005

                /S/      JIM GREEN
                ------------------
By:                      JIM GREEN
                         Chief Executive Officer and President
Date:                    April 12, 2005

By:             /S/      MICHAEL DESROSIERS
                ---------------------------
                         Acting Chief Financial Officer
Date:                    April 12, 2005

                /S/      RICHARD KRABLIN
                ------------------------
By:                      RICHARD KRABLIN
                         Secretary and Chief Compliance Officer
Date:                    April 12, 2005

                /S/      JAMES HANRAHAN
                         Director
Date:                    April 12, 2005

                /S/      STEPHEN LEWEN
                         Director
Date:                    April 12, 2005